The registrant is submitting this draft offering statement for non-public review pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended.

As submitted to the Securities and Exchange Commission on May 18, 2023

PART II—INFORMATION REQUIRED IN OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular dated May __, 2023

OFFERING CIRCULAR

American Hospitality Properties REIT II, Inc.

[_______________] Shares of Common Stock

American Hospitality Properties REIT II, Inc. is a newly formed Delaware corporation (the “Company”), formed for the purpose of becoming the parent company of American Hospitality Properties REIT, Inc. (“Old AHP REIT”) pursuant to a corporate reorganization (the “Reorganization”). Following the consummation of the Reorganization, Old AHP REIT will be a wholly owned subsidiary of the Company, and Old AHP REIT will continue its existing business strategy of investing in premium branded hotels in the United States. Substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, AHP REIT OP, LP, a Delaware limited partnership (the “Operating Partnership”), either directly or through its subsidiaries, and Old AHP REIT will be the sole general partner of our Operating Partnership. We intend to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2024.

We are externally managed by Phoenix American Hospitality, LLC, or the Manager, which is also our sponsor. Our principal office is: American Hospitality Properties REIT II, Inc., 14643 Dallas Parkway, Suite 970, Dallas, Texas 75254; telephone number (214) 750-2967.

The Reorganization will be effected pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated April __, 2023, among the Company, Old AHP REIT and AHP REIT Merger Sub, Inc. (“Merger Sub”), which is a wholly owned subsidiary of the Company. Prior to the effective time of the Reorganization, the Company will be a wholly owned subsidiary of Old AHP REIT. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Old AHP REIT, with Old AHP REIT continuing as the surviving corporation and a wholly owned subsidiary of the Company. In accordance with the Merger Agreement, at the effective time of the Reorganization, each issued and outstanding share of Old AHP REIT common stock immediately prior to the effective time will be converted into an issued and outstanding share of common stock of the Company, having the same designations, rights, powers and preferences as the corresponding share of common stock of Old AHP REIT being converted. Accordingly, upon consummation of the Reorganization, Old AHP REIT’s stockholders immediately prior to the consummation of the Reorganization will become stockholders of the Company. The Reorganization is expected to become effective within two business days following the date on which the offering statement of which this offering circular (the “Offering Circular”) constitutes a part is qualified by the Securities and Exchange Commission. See “The Reorganization.”

The consolidated assets and liabilities of the Company immediately following the Reorganization will be identical to the consolidated assets and liabilities of Old AHP REIT prior to the Reorganization. None of the properties owned by Old AHP REIT and its subsidiaries, including the Operating Partnership, or any interests therein have been or will be transferred as a result of the Reorganization. All indebtedness of the Old AHP REIT and its subsidiaries immediately prior to the Reorganization will be indebtedness of Old AHP REIT and its subsidiaries after the Reorganization.

The Company intends to conduct its operations so that it is not required to register as an investment company under the Investment Company Act of 1940, as amended. As a result, investors in this offering will not be afforded any additional protections that might result from the Company complying with the registration and disclosure requirements of the Investment Company Act.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities issued pursuant to this offering circular, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment in our Shares.

This Offering Circular follows the Offering Circular disclosure format.

The date of this Offering Circular is May __, 2023

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to issue these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with Securities and Exchange Commission (the “SEC”). The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

The offering statement can be read at the SEC website, www.sec.gov.

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OFFERING CIRCULAR SUMMARY

The following summary highlights information contained elsewhere in this Offering Circular and should be read in conjunction with, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. References to “we,” “us” “our” or “the Company” refer to American Hospitality Properties REIT II, Inc., a Delaware corporation.

Securities Issued:	We are offering [______________] shares of our common stock (the “Shares”). The Shares will be issued to the current stockholders of American Hospitality Properties REIT, Inc. (“Old AHP REIT”) pursuant to a corporate reorganization (the “Reorganization”). See “The Reorganization.”

Issuer:

We are a recently organized entity formed for the purpose of becoming the parent company of Old AHP REIT pursuant to the Reorganization. Following the consummation of the Reorganization, Old AHP REIT will be a wholly owned subsidiary of the Company, and Old AHP REIT will continue its existing business strategy of acquiring, either directly or through special purpose entities and joint ventures, premium branded hotels in the United States (collectively, the “Properties”).

The Reorganization:

The Reorganization will be effected pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated May __, 2023, among the Company, Old AHP REIT and AHP REIT Merger Sub, Inc. (“Merger Sub”), which is a wholly owned subsidiary of the Company. Prior to the effective time of the Reorganization, the Company will be a wholly owned subsidiary of Old AHP REIT. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Old AHP REIT, with Old AHP REIT continuing as the surviving corporation and a wholly owned subsidiary of the Company. In accordance with the merger Agreement, at the effective time of the Reorganization, each issued and outstanding share of Old AHP REIT common stock immediately prior to the effective time will be converted into an issued and outstanding share of common stock of the Company, having the same designations, rights, powers, and preferences as the corresponding share of common stock of Old AHP REIT being converted. Accordingly, upon consummation of the Reorganization, Old AHP REIT’s stockholders immediately prior to the consummation of the Reorganization will become stockholders of the Company. The Reorganization is expected to become effective within two business days following the date on which the offering statement of which this offering circular (the “Offering Circular”) constitutes a part is qualified by the Securities and Exchange of Commission. See “The Reorganization.”

The consolidated assets and liabilities of the Company immediately following the Reorganization will be identical to the consolidated assets and liabilities of Old AHP REIT prior to the Reorganization. None of the properties owned by Old AHP REIT and its subsidiaries, including the Operating Partnership, or any interests therein have been or will be transferred as a result of the Reorganization. All indebted ness of the Old AHP REIT and its subsidiaries immediately prior to the Reorganization will be indebtedness of Old AHP REIT and subsidiaries immediately prior to the Reorganization will be indebtedness of Old AHP REIT and its subsidiaries after the Reorganization.

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Properties – Description:	The Company’s primary strategy will be to identify and acquire Properties which provide a value-added opportunity for the Company. The Company currently intends to seek Properties that have one or more of the following characteristics: (i) premium branded hotels affiliated or anticipated to be affiliated with a premium brand with a national and/or international reservations system, (ii) current or projected cash flow in an amount equal to at least a 9% return on the Company’s investment, (iii) provide a “value-add” opportunity through a combination of expense management and revenue improvement, (iv) located in an established area, (v) favorable location, such as in a high growth area or an area with relatively few competing properties, and (vi) purchase price that is below the replacement cost of the Property, as determined in the Manager’s sole discretion. The Company may acquire Properties that do not meet one or more of these criteria. See “Description of the Business.”

Properties – Acquisition:	The Company intends to purchase the Properties from unaffiliated sellers. The terms of the purchase and sale agreements are not currently known. It is anticipated that the Company will wholly own the Properties either directly or indirectly; however, the Company may purchase some of the Properties together with joint venture partners and the Company may acquire long-term ground lease interests. See “Our REIT Structure.”

Properties – Financing:	The Company anticipates that it will enter into financing arrangements with various third-party lenders to acquire the Properties. The loan-to-value ratio for each Property acquired will not exceed 70%. The Manager has not obtained any financing commitments for any Properties. The terms of the loans to acquire the Properties will vary. It is anticipated that the loans will have short terms and will require balloon payments at the end of the loan term. The Company will not incur any recourse indebtedness.

Property Operations:	The Company intends to hold and operate each Property for approximately five years.

Properties – Operation:	It is anticipated that the Properties will be operated by PAH Management, LLC, a Delaware limited liability company (the “Operator”), which is an affiliate of the Manager; however, the Manager has the discretion to retain one or more additional or replacement entities to manage the operations at the Properties. The Operator is entitled to receive a fee in an amount up to 3% of gross revenues from each Property the Operator manages (the “Hotel Management Fee”). As of the date of this Offering Circular, the Manager manages the operations at 11 hotels located across eight states, with onsite management services at two hotels being provided by the Operator and onsite management at the other nine hotels being provided by Aimbridge Hospitality LLC. If PAH Management, LLC is contractually prohibited or is otherwise unable or elects not to operate a Property, another operator will be chosen for that Property in the sole discretion of the Manager. See “Experience of PAH Management, LLC.”

Properties – Sale:	After the Properties are held for investment, the Company intends to sell the Properties for the best price obtainable. In the event that any Property is owned by joint venture partners, the decision to sell such Property may depend on decisions made by, and actions taken by, such persons or entities. In the event that a Property is sold, refinanced or otherwise disposed of within one year of the termination of this offering, the Company may reinvest the proceeds.

Company Objectives:	The principal objectives of the Company will be to (i) preserve the stockholders’ capital investment, (ii) realize income through the acquisition, operation and sale of the Properties, (iii) make distributions to our stockholders from cash generated by operations, and (iv) within approximately five years after the termination of this offering, enable our stockholders to realize a return on their investment through (a) liquidating our assets and distributing cash to our stockholders, (b) merging with a public entity to provide our stockholders with either cash or liquid securities or (c) combining with other entities managed by the Manager to create a publicly traded REIT. THERE IS NO ASSURANCE THAT ANY OF THESE OBJECTIVES WILL BE ACHIEVED.

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Our REIT Structure:

We believe that our currently contemplated business operations will enable us to qualify as a REIT beginning with our taxable year ending December 31, 2024. Our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code of 1986, as amended (the “Code”), relating to, among other things, compliance with the REIT income and asset tests. See “U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.” There is no assurance that we will qualify as a REIT or, if qualified, will maintain such qualification in the future. See “Risk Factors—Federal Income Tax Risks.”

In order for the income from our hotel operations to be REIT qualifying income, we cannot directly operate any of our hotel properties. As a result, we intend to lease our hotel properties to one or more taxable REIT subsidiaries (“TRSs”) that are wholly owned by our Operating Partnership. The rent paid to us by each of these TRSs will be REIT qualifying income provided that the hotels are managed by an “eligible independent contractor” and the lease rates payable are not “excessive.” It is currently anticipated that PAH Management, LLC (the “Operator”) will manage our hotels. We believe that the Operator will qualify as an independent contractor. A TRS is a corporate entity that pays federal income tax at regular corporate rates on its taxable income.

Manager:	Phoenix American Hospitality, LLC, a Delaware limited liability company, is the Manager of the Company and will manage and control the Company’s affairs. The mailing address of the Manager is 14643 Dallas Parkway, Suite 970, Dallas, Texas 75254 and their telephone number is (214) 750-2967. See “The Manager.”

Manager Commitment:	The Manager has purchased $10,000 in Shares from us in a private placement and has previously purchased $250,000 in shares of common stock from Old AHP REIT.

Experience of the Manager:	The Manager was formed in May 2009 and currently manages seven other funds. The founder and chief executive officer of the Manager is W.L. “Perch” Nelson. The management team has an aggregate of over 135 years of experience in the acquisition, ownership and management of hotels and commercial properties. See “The Manager.”

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Compensation to the Manager and its Affiliates:

The Manager and its affiliates are entitled to receive substantial fees, compensation and distributions as set forth below. The percentage of such fees that will be attributable to the Company will be equal to the Company’s percentage interest in the SPE making the applicable payment.

(1)      The Manager or an affiliate will be entitled to receive an Acquisition Fee in an amount up to 1.5% of the gross purchase price of each Property from the SPE acquiring the Property, including any debt attributable to such Property and any significant capital expenditures budgeted as of the date of acquisition. The Manager will also be reimbursed for customary acquisition expenses (including expense relating to potential acquisitions that are not closed), such as legal fees and expenses, costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), travel and communications expenses, accounting fees and expenses and other closing costs and miscellaneous expenses related to the acquisition of real estate properties.

(2)      The Manager will be entitled to receive a quarterly Asset Management Fee equal to an annualized rate of up to 1% of gross revenues received by the Company from the Properties.

(3)     The Manager or an affiliate will be entitled to receive a Construction Management Fee from the applicable SPE in an amount equal to 2% of the value of any construction or repair at a Property.

(4)      The Manager or an affiliate will be entitled to receive a Financing Fee from the SPE financing the Property in an amount up to 1%, of the amount of any financing or refinancing obtained by the SPE or an affiliate with respect to the Property. In the event a third-party loan broker is used, such third-party loan broker’s fee will be paid separately by the Company; provided, however, that the sum of the Financing Fee and any amount paid by the Company to a third-party loan broker will not exceed 1% of the financing obtained.

(5)       The Manager or an affiliate will be entitled to receive a Disposition Fee from the SPE disposing of the Property in an amount up to 1%, of the gross sales price of each Property in connection with any sale, exchange or other disposition of the applicable Property. The disposition fee is subordinated to the receipt by the investors of distributions sufficient to provide a return of the Gross Investment Amount (as defined below). Any broker fee in an amount up to 1% of the gross sales price of the Properties due a third-party broker in connection with any sale, exchange or disposition of a Property will be paid by the Manager out of its Disposition Fee.

(6) After our stockholders have received, together as a collective group, aggregate distributions sufficient to provide (i) a return of their gross investment amount, which is the amount calculated by multiplying the total number of Shares purchased by stockholders by the issue price (the “Gross Investment Amount”), (ii) an 8% per year cumulative, non-compounded return on such Gross Investment Amount, the Manager is entitled to receive 20% of our distributions and (iii) a 12% per year cumulative, non-compounded return on such Gross Investment Amount, the Manager is entitled to receive 40% of our distributions. In addition, upon the liquidation of our assets, a merger or our combination into a publicly-traded entity, we will pay the Manager an incentive fee equal to 15% of the amount by which (a) the value of the Shares as established in any such transaction, plus the total of all distributions paid by the Company to our stockholders from inception until the date such value is determined exceeds (b) the sum of our stockholders’ Gross Investment Amount and the amount of cash flow necessary to generate a 15% per year cumulative, non-compounded return on our stockholders’ Gross Investment Amount from our inception through the date the value of our Shares is determined.

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(7) The Manager be entitled to be reimbursed for organization and offering expenses associated with this offering in an aggregate amount not to exceed $200,000. Organization and offering expenses include the legal, accounting, printing, mailing and filing fees, charges of our deposit account and transfer agent, charges of the Manager for administrative services related to the issuance of the Shares in this offering, the reimbursement of bona fide due diligence expenses of broker-dealers, reimbursement of the Manager for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education and education meetings held by the Company (primarily the travel, meal and lodging costs if registered representatives of broker-dealers), attendance and sponsorship fees payable to participating broker-dealers hosting retail seminars and travel, meal and lodging costs for officers and employees of the Manager and its affiliates to attend retail seminars conducted by broker-dealers and promotional items.

See “Compensation to the Manager and its Affiliates.”

Use of Proceeds:	The proceeds of this offering, coupled with proceeds from anticipated financings, will be primarily used to acquire the Properties. See “Estimated Use of Proceeds.”

Minimum Purchase:	A minimum purchase of 500 Shares ($5,000, based on the initial Transaction Price) will be required. See “Plan of Distribution – Capitalization.”

Dividends:

We do not expect to declare any regular dividends until the proceeds are invested and generating operating cash flow. Once we begin to pay dividends, we expect to declare and pay them on a quarterly basis, or less frequently as determined by us following consultation with the Manager, in arrears. Any dividends we pay will be based on, among other factors, our present and projected future cash flow. We expect that we will set the rate of dividends at a level that will be reasonably consistent and sustainable over time.

The REIT distribution requirements generally require that we make aggregate annual dividend payments to our stockholders of at least 90% of our REIT taxable income, computed without regard to the dividends paid deduction and excluding net capital gain. Moreover, even if we make the required minimum dividends under the REIT rules, we will be subject to U.S. federal income and excise taxes on our undistributed taxable income and gains. As a result, we may make such additional distributions, beyond the minimum REIT distribution, to avoid such taxes. See “Description Capital Stock and Certain Provisions of Delaware Law, our Charter and Bylaws — Dividends” and “U.S. Federal Income Tax Considerations.”

Any dividends that we pay will directly impact our NAV, by reducing the amount of our assets. Over the course of your investment, your dividends plus the change in NAV (either positive or negative) will produce your total return.

THE REORGANIZATION

The Reorganization will be effected pursuant to the terms of the Merger Agreement, among the Company, Old AHP REIT and Merger Sub. Prior to the effective time of the Reorganization, the Company will be a wholly owned subsidiary of Old AHP REIT. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Old AHP REIT, with Old AHP REIT continuing as the surviving corporation and a wholly owned subsidiary of the Company. In accordance with the merger Agreement, at the effective time of the Reorganization, each issued and outstanding share of Old AHP REIT common stock immediately prior to the effective time will be converted into an issued and outstanding share of common stock of the Company, having the same designations, rights, powers, and preferences as the corresponding share of common stock of Old AHP REIT being converted. Accordingly, upon consummation of the Reorganization, Old AHP REIT’s stockholders immediately prior to the consummation of the Reorganization will become stockholders of the Company. The Reorganization will be effected pursuant to Section 251(g) of the Delaware General Corporation Law, which provides for the formation of a holding company (the Company) without a vote of stockholders of the constituent corporation (Old AHP REIT). The Reorganization is expected to become effective within two business days following the date of this Offering Circular.

The consolidated assets and liabilities of the Company immediately following the Reorganization will be identical to the consolidated assets and liabilities of Old AHP REIT prior to the Reorganization. None of the properties owned by Old AHP REIT and its subsidiaries, including the Operating Partnership, or any interests therein have been or will be transferred as a result of the Reorganization. All indebted ness of the Old AHP REIT and its subsidiaries immediately prior to the Reorganization will be indebtedness of Old AHP REIT and subsidiaries immediately prior to the Reorganization will be indebtedness of Old AHP REIT and its subsidiaries after the Reorganization.

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DESCRIPTION OF BUSINESS

General

American Hospitality Properties REIT II, Inc. is a newly organized Delware corporation, formed to invest in limited and upscale select service hotels in the United States. Substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our Operating Partnership, either directly or through its subsidiaries, and we will be the sole general partner of our Operating Partnership. Additionally, we will contribute the net proceeds from this offering (including the proceeds from the private placements to our Sponsor, as described below) to our Operating Partnership in exchange for OP Units. We intend to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2024. As of the date of this Offering Circular, we own no Properties.

The Manager believes that the current hospitality real estate environment provides the Company the opportunity to acquire attractively priced hotel properties. The Manager’s ability to increase value will be based on applying sound acquisition policies and taking advantage of the disparity between the purchase price and stabilized value and replacement cost of these properties. The Company expects to acquire the Properties at prices that are less than the stabilized values and replacement costs of the properties.

The Manager is a strategic buyer of hotel properties and brings proven hotel management expertise to each investment. The Manager will apply aggressive expense reduction strategies to each acquired hotel. By doing so, the Manager expects to increase net revenues at each hotel without any improvement in occupancy or room rates or gross revenues. This should create enhanced stockholder value through greater net operating income and increased cash flow to the stockholders while maintaining a high level of guest service.

The Company’s objective is to provide its stockholders with risk-adjusted returns through investments in the Properties. The Company believes that the Properties will generate positive cash flow because:

(i) Expense Reduction and Revenue Improvement. The Manager will apply cost reduction measures to increase cash flow and repositioning procedures to improve gross revenues upon takeover.

(ii) Location. The Manager intends to acquire Properties located in areas of the United States that it believes are business destinations or otherwise expected to experience an influx of travelers seeking hotel rooms.

(iii) Occupancy. The number of hotel rooms in the United States has decreased in the recent past due, in part, to issues facing the global credit markets. Additionally, current data suggests that business travel has increased. The Manager believes that this has contributed to an increase in demand for hotel rooms, resulting in higher rates.

(iv) Strong Brand Affiliation. The Properties are anticipated to be operated under worldwide recognized brands with strong, global reservation systems, including, without limitation, Marriott, Hilton and Hyatt.

(v) Barriers to Entry. The Properties are anticipated to be located in regions where new construction is difficult due to high construction costs and limited available sites zoned for hotel use. The Manager believes this will provide the hotels acquired by the Fund greater market Share than would be the case if numerous competitive hotels were able to be developed nearby.

(vi) Pricing Opportunity. The Manager expects to acquire the Properties at a price below the current replacement cost.

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The Manager expects to operate the Company for approximately five years following the completion of this offering. After that time, the Company anticipates selling the Properties for the best possible price, either to an affiliated public entity or to an independent third party.

Our REIT Structure

We believe that our currently contemplated business operations will enable us to qualify as a REIT beginning with our taxable year ending December 31, 2024. Our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code relating to, among other things, compliance with the REIT income and asset tests. See “U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.” There is no assurance that we will qualify as a REIT or, if qualified, will maintain such qualification in the future. See “Risk Factors—Federal Income Tax Risks.”

In order for the income from our hotel operations to be REIT qualifying income, we cannot directly operate any of our hotel properties. As a result, we intend to lease our hotel properties to one or more TRSs that are wholly owned by our Operating Partnership. The rent paid to us by each of these TRSs will be REIT qualifying income provided that the hotels are managed by an “eligible independent contractor” and the lease rates do are not “excessive.” It is currently anticipated that the Operator will manage our hotels. We believe that the Operator will qualify as an independent contractor. A TRS is a corporate entity that pays federal income tax at regular corporate rates on its taxable income.

Company’s Goals

The following are some of the Company’s goals:

●	Preserve our stockholders’ capital investments.

●	Realize income through the acquisition, operation and sale of the Properties.

●	Target an overall annualized rate of return to our stockholders.

●	Make distributions to our stockholders from cash generated by operations, anticipated to be 7% cumulative, annual distribution, on the price of the shares.

●	Invest opportunistically in value-add premium branded select-service and compact full-service hotel in superior locations at a discount to projected value and replacement cost, which typically are in need of repositioning, management and other enhancements.

●	Provide an investment term of approximately five years after the termination date of this offering to enable our stockholders to realize a return on their investment through (i) liquidating our assets and distributing cash to our stockholders, (ii) merging with a public entity to provide our stockholders with cash or liquid securities or (iii) combining with other entities managed by the Manager to create a publicly traded REIT.

THERE CAN BE NO ASSURANCE THAT ANY OF THESE OBJECTIVES WILL BE ACHIEVED.

Property Philosophy and Strategy

The principals of the Manager believe that rewards should be based on performance, which is why the Manager’s Asset Management Fee is based on the total revenue of the Properties as opposed to another factor such as the total amount invested in Shares. The Company also believes that the primary key to success include disciplined and aggressive property and asset management, as well as acquiring Properties at a significant discount to (1) projected stabilized value after occupancy and room rental rates have been optimized and improvements have been made and (2) replacement cost in order to afford necessary capital expenditures to improve the Properties to competitive standards. The Company intends to use the techniques to provide it with sufficient margin to improve, manage and sell the Properties in a compressed time frame.

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The Company intends to acquire Properties, where the hotels are value-add, with RevPAR that is lower than hotels competing in the same class or lower than similar positioned hotels in the Company portfolio. RevPAR is typically calculated by dividing the total revenue of the rooms by the total number of rooms available during a particular time frame (or alternatively by multiplying a hotel’s average daily room rate by its occupancy rate) and is often used in the hotel industry as an indicator of the overall financial performance of a hotel relative to other comparable hotels. Through aggressive management, sales and marketing as well as strategic capital improvements, the Company believes that it will be able to successfully reposition the hotels it acquires and increase RevPAR to competitive levels.

The Company also intends to acquire Properties both through its extensive relationship with the broker networks as well as the hotel ownership community at large. The Company expects to be able to transact on both on-market opportunities, i.e., properties listed through brokers, and off-market opportunities, i.e. properties sold through direct contact and negotiations with the sellers. In addition, the Company will also look at opportunistic transactions, such as transactions with distressed sellers or recapitalization efforts as well as mergers and acquisitions deals typically offered through investment banking relationships. All these types of acquisitions generally require good timing and a sufficient amount of available capital. The company believes that the experience of the principals of the Manager and the capital management policies of the Company will enable the Company to acquire Properties quickly and with less leverage than most competitors.

Property Acquisition Sources

The Manager will engage in competitive bidding situations in which properties are marketed by traditional commercial real estate brokers as well as pursue off-market opportunities. The Manager has a network of resources to assist it in identifying potential sellers of attractive properties. Though time consuming, the benefits to the seller from this “off market” strategy are the avoidance of business disruption, no broker fees, greater transaction certainty and seller privacy. The obvious benefit to the Company is a discount to the market price.

Joint Venture Investments

We expect to enter into joint ventures with third party capital sources in order to achieve the following objectives: (1) increasing the return on the Company’s invested capital, (2) diversifying our access to equity capital and (3) leveraging the invested capital to promote our brand and increase market share. In addition, the co-venturer under any joint venture agreement we enter into may have the right to compel us to buy out their interest at a time when we may not have sufficient funds to acquire the interest. In that event, we may need to sell the Properties owned by that joint venture.

Description of the Properties

The Company’s primary strategy will be to identify and acquire Properties which provide a value-added opportunity for the Company. The Company currently intends to seek Properties that have one or more of the following characteristics:

●	current or projected cash flow in an amount equal to at least a 9% return on the Company’s investment,

●	the Property provides a “value-add” opportunity through expense management,

●	the Property’s location in an established area,

●	the Property’s affiliation or anticipated affiliation with a strong hotel flag with a national and/or international reservations system,

●	a favorable location, such as in a high growth area or an area with relatively few competing properties, and

●	a purchase price that is below the replacement cost of the Property, as determined in the Manager’s sole discretion. The Company may acquire Properties that do not meet one or more of these criteria.

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Acquisition and Financing Terms

Acquisition Terms

The Company intends to purchase the Properties from unaffiliated sellers. The Company will acquire the Properties “as is” except as otherwise set forth in the purchase agreements. The terms of the purchase and sale agreements are not currently known. It is anticipated that the Company will be responsible for paying all or a portion of the closing costs related to the acquisition of the Properties and that the Company will be required to establish reserves related to each Property acquired. The Company may be required to pay various acquisition fees when it acquires Properties from franchisees, including transfer fees, affiliation fees and costs associated with property improvement plans.

The Manager has formed an investment committee, which is initially comprised of W. L. “Perch” Nelson and Jay Anderson, both of whom are officers of the Manager (the “Investment Committee”). See “Management.” The Investment Committee will have two members unless otherwise determined by the Manager, and the consent of at least three members of the Investment Committee is required to authorize any recommendation of the Investment Committee. The Investment Committee will provide recommendations to the Company regarding the identification, acquisition and disposition of the Properties, but will not have the authority to decide which Properties to acquire.

It is anticipated that the Company will own the Properties either directly or through special purpose entities; provided, however, that the Company may purchase some of the Properties in connection with joint venture partners, and the Company may acquire long-term ground lease interests or limited liability company membership interests in entities that own the Properties. In the event the Company acquires a Property together with a joint venture partner, it is anticipated that the Company will enter into a partnership or operating agreement with the joint venture partner and the joint venture partner will hold the ownership interest in any such Properties. Thus, the Company will only own an interest in an entity in the event any Property is purchased in a joint venture. The Company will not acquire undivided interests in any Properties, including interests offered through a tenant-in-common syndication program.

The acquisition structure for the Properties is unknown, and the manner of acquisition will be determined in the sole discretion of the Manager. The Manager or its Affiliates are entitled to receive an Acquisition Fee with respect to the Properties in an amount up to 3% of the gross sales price of each Property. The Company generally expects to hold and operate each Property for approximately five years from the date of its acquisition, and it is anticipated that no Property will be held for more than 10 years from the date of acquisition of such Property. The Properties may be sold to affiliates of the Manager, but only if the price is equal to or greater than the value determined by an independent appraisal.

Financing Terms

The Company anticipates that it will enter into loans from various third-party lenders to acquire the Properties. The terms of such loans are unknown. Although the Company anticipates obtaining loans for the Properties that will be nonrecourse as to principal and interest, it is possible that lenders may require the Manager and the Company to be personally liable for certain nonrecourse carve-outs and springing recourse events. In circumstances where personal liability attaches, the lender could proceed against the Company’s assets. The loan-to-value ratio for each Property acquired will not exceed 70%. The Manager has not obtained any financing commitments for any Properties. The terms of the Property loans will vary. The loans obtained by the Company may be interest only loans and variable interest rate loans. The lenders may require certain reserves to be funded and maintained by the Company, including interest reserves. It is anticipated that the loans will have short terms and will require balloon payments at the end of the loan term. The Company will not incur any recourse indebtedness.

Target Markets

The Company intends to seek investment opportunities in value-add Properties located throughout the United States. The Company anticipates determining the relative strength and position of each market under consideration by analyzing RevPAR trends, new construction, forecasted rates and occupancy figures and by applying measurable metric criteria to each market analyzed. The investment potential of a hotel in a specific market depends significantly upon where the market is in the cycle. For example, a market that has entered the last stage of a recessionary phase could be expected to begin its recovery by the end of the year. As the fundamentals improve, the value of the property in such market would also be expected to improve. The Company currently intends to seek Properties, where the hotels are located in a high growth area or an area with relatively few competing properties.

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Risk Management/Mitigation

The Manager believes that the best way to position an acquisition to offset a significant potential market downturn is through “best in class” due diligence, conservative underwriting and market evaluation and intensive management of cash flow. The Manager strongly believes that its ability to buy a Property “right,” the thoroughness of its due diligence process and its conservative approach to pro forma analysis will mitigate the controllable acquisition risk. In addition, the Manager’s expertise in reducing costs and improving net income should result in stable valuations of the Properties acquired even in times of reduced occupancy and lower gross revenues. In the event the Company is faced with an economic downturn similar to what existed in 2008 and 2009, there are a number of measures that are built into the Company’s investment and management process that should minimize risk from market downturn:

●	Cost cutting measures will be instituted at the property level and will not be limited to labor expense.

●	Aggressive pricing will be used to ensure that property captures the maximum revenue per available room.

●	Property upgrades will be considered to increase the ability of the Property to compete within its sub-market.

●	Sales efforts will re-focus upon client/business at other hotels in that sub-market by offering direct, aggressive pricing. This low margin business may then be replaced as market conditions stabilize and higher rated, more profitable business will then be pursued.

Comparison with Other Real Estate Funds

Alignment of Interests

The Company is structured to align the interests of our stockholders and the Manager. For instance, the Manager’s Asset Management Fee is based on the gross revenues of the Properties, not the total amount invested in the Company by our stockholders.

Effective Operator

The Operator, PAH Management, LLC, is an affiliate of the Manager and currently serves as the onsite manager for two of the 13 hotels managed by the Manager. The principals of the Operator, who are also members of the Manager’s management team, have over 185 years of collective experience operating hotels and resorts. The Company believes that the properties held by certain other real estate funds may not be managed or operated by persons or entities with as much experience as the management team of the Operator. If the Operator is contractually prohibited or is otherwise unable or elects not to operate a Property, another operator will be chosen for that Property in the sole discretion of the Manager.

Properties Recommended by the Investment Committee

The Investment Committee will provide recommendations to the Company regarding the identification, acquisition and disposition of the Properties, and our board of directors will not cause the Company to purchase any Properties without the recommendation of the Investment Committee.

Shorter Property Period

The Company anticipates an investment period of approximately five years after the termination date of this offering.

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Low Minimum Investment Amount

The Company believes that many other private real estate funds typically require high minimum investment amounts and are available only to institutional stockholders and ultra-high-net-worth individuals. By offering a minimum investment amount of 500 shares, or $5,000 based on the $10.00 initial Transaction Price, the Company provides the opportunity for a wide range of stockholders who are “qualified purchasers” to make an investment that is in line with their investment goals. See “Investment Criteria.”

Property Operation

It is anticipated that the TRSs will enter into one or more hotel management agreements with the Operator to operate the Properties. It is anticipated that the Operator will operate all of the Properties, but if the Operator is contractually prohibited or is otherwise unable or elects not to operate a Property, another operator will be chosen for that Property in the sole discretion of the Manager, provided that such operator qualifies as an eligible independent contractor. It is not anticipated that the Operator will enter into any subcontract agreements relating to the operation of any Property. The Company seeks to acquire Properties that will generate positive cash flow after payment of all expenses, including amortization of any Property loans and payment of hotel management fees. The Company believes that the operating methodology employed by the Operator will help the Company achieve this goal. See “Experience of PAH Management, LLC.”

Competition

Our net income depends, in large part, on our ability to source, acquire and manage Properties with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, REITs, private real estate funds, and other entities engaged in real estate investment activities, which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous other entities with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per Property and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Investment Company Act Considerations

We intend to conduct our operations so that neither we, nor any of our subsidiaries, is required to register as investment companies under the Investment Company Act of 1940, as amended, or the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We anticipate that we will hold real estate and real estate-related assets described below (1) directly, (2) through wholly owned subsidiaries, (3) through majority-owned joint venture subsidiaries, and (4) to a lesser extent, through minority-owned joint venture subsidiaries.

We expect to use substantially all of the net proceeds from this offering (after paying or reimbursing organization and offering expenses) to invest in and manage a diverse portfolio of assets primarily consisting of multifamily rental properties and development projects through the acquisition of equity interests in such properties or debt, as well as commercial real estate debt securities and other real estate-related assets, where the underlying assets primarily consist of such properties.

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We will monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act.

The securities issued by any wholly-owned or majority-owned subsidiary that we may form and that are excluded from the definition of  “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis.

The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. The determination of whether an entity is a majority-owned subsidiary of the Company is made by us. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

We believe that neither we nor certain of our subsidiaries will be considered investment companies for purposes of Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being primarily in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be requiring to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors—Risks related to Our Organizational Structure—Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely affect our operations.”

Litigation

There are no legal actions pending against the Company or the Manager, nor, to the knowledge of management, is any litigation threatened either any of them, any of their management, or any affiliate, which may materially affect operations or projected goals.

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MANAGEMENT

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors has retained the Manager to direct the management of our business and affairs, manage our day-to-day affairs, and implement our investment strategy, subject to the board of directors’ supervision. The current board members are W.L. “Perch” Nelson and Jay Anderson.

All members of our board of directors will serve annual terms. Upon the expiration of their terms at the annual meeting of stockholders in 2024, directors will be elected to serve a term of one year and until his or her successor is elected and qualified. With respect to the election of directors, each candidate nominated for election to our board of directors must receive a plurality of the votes cast, in person or by proxy, in order to be elected.

Our current directors are also executive officers of the Manager and serve on the investment committees for affiliates of the Manager. In order to ameliorate the risks created by conflicts of interest, our board of directors will appoint an independent representative to address any potential conflicts (the “Independent Representative”). The Independent Representative will act upon conflicts of interest matters, including transactions between us and the Manager. For more details, see “Conflicts of Interest and Related Party Transactions.”

Although the number of board members may be increased or decreased, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed for fraud, gross negligence or willful misconduct as determined by non-appealable decision of a court of competent jurisdiction, or by the stockholders upon the affirmative vote of at least two-thirds of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director will be removed.

Our charter and bylaws provide that any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Our charter and bylaws provide that any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting with the unanimous consent, in writing or by electronic transmissions, of each stockholder entitled to vote on the matter.

Under Delaware law, our directors must perform their duties in good faith and in a manner each director believes to be in our best interests. Further, our directors must act with such care as a prudent person in a similar position would use under similar circumstances, including exercising reasonable inquiry when taking actions. However, our directors and executive officers are not required to devote all of their time to our business and must devote only such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

Our general investment and borrowing policies are set forth in this offering circular. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers and Manager follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this offering circular.

Committees of the Board of Directors

Our board of directors may delegate many of its powers to one or more committees. As of the date of this Offering Circular, no board committees have been established.

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Executive Officers and Directors

We have provided below certain information about our directors and executive officers.

Name	Age	Position Held
W.L. “Perch” Nelson	62	Director, Chief Executive Officer
Jay Anderson	54	Director, Executive Vice President/Controller

Currently, all of our directors are also officers of the Manager and serve as members on the Investment Committee. The address of each director listed is 14643 Dallas Parkway, Suite 970, Dallas, Texas 75254. Biographical information for each of our directors may be found above in “The Manager and the Management Agreement—Management Biographical Information.”

Compensation of Officers and Directors

Our board of directors has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity. However, we currently do not intend to pay our board members or officers any compensation for serving as members of our board of directors and officers, respectively.

A member of our board of directors who is also an employee of the Manager or our sponsor is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. Our board of directors has the authority to fix the compensation of any non-executive directors that may serve on our board of directors in the future. Our board of directors may pay compensation to directors for services rendered to us in any other capacity. We will also reimburse each of our directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings, if any, including meetings of the Investment Committee. We have not made any payments to any of our directors to date.

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our Sponsor also serves as an executive officer of the Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager, from our Sponsor. As executive officers of the Manager, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

Limitations on Director and Officer Liability and Indemnification

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

●	any breach of their duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

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Upon completion of this offering, our certificate of incorporation and our bylaws will provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation and our bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Upon completion of this offering, our bylaws will also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her inactions in connection with their services to us, regardless of whether our bylaws permit such indemnification.

Prior to the completion of this offering, we intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or executive officers, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation of liability and indemnification provisions that will be contained in our certificate of incorporation and our bylaws upon completion of this offering may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving one of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

THE MANAGER AND THE MANAGEMENT AGREEMENT

The Manager

We operate under the direction of the Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager has established the Investment Committee that will make decisions with respect to all acquisitions and dispositions. See “—Investment Committee of the Manager” below. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

We will follow investment guidelines adopted by the Manager and the investment and borrowing policies set forth in this Offering Circular unless they are modified by our board of directors. The Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled, subject to approval by our board of directors.

The Manager performs its duties and responsibilities pursuant to a management agreement between the Manager and the Company. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our stockholders. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the Manager include:

Property Advisory, Origination and Acquisition Services

●	approve and oversee our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;
●	serve as our investment manager with respect to sourcing, underwriting, acquiring, financing, investing in and managing a diversified portfolio of limited service hotel properties;

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●	adopt and periodically review our investment guidelines;
●	structure the terms and conditions of our acquisitions, sales and joint ventures;
●	enter into service contracts for the properties and other investments;
●	approve and oversee our debt financing strategies;
●	approve joint ventures, limited partnerships and other such relationships with third parties;
●	approve any potential liquidity transaction;
●	obtain market research and economic and statistical data in connection with our investments and investment objectives and policies;
●	oversee and conduct the due diligence process related to prospective investments;
●	prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for the Investment Committee to evaluate the proposed investments; and
●	negotiate and execute approved investments and other transactions.

Offering Services

●	the development of this offering, including the determination of its specific terms;
●	preparation and approval of all marketing materials to be used by us relating to this offering;
●	the negotiation and coordination of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;
●	creation and implementation of various technology and electronic communications related to this offering; and
●	all other services related to this offering.

Asset Management Services

●	investigate, select, and, on our behalf, engage and conduct business with such persons as the Manager deems necessary to the proper performance of its obligations under the management agreement, including, without limitation, consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the services under the management agreement;
●	monitor applicable markets and obtain reports (which may be prepared by the Manager or its affiliates) where appropriate, concerning the value of our investments;
●	monitor and evaluate the performance of our investments, provide daily management services to us and perform and supervise the various management and operational functions related to our investments;
●	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and
●	coordinate and manage relationships between us and any joint venture partners.

Accounting and Other Administrative Services

●	manage and perform the various administrative functions necessary for our day-to-day operations;
●	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;
●	provide financial and operational planning services and portfolio management functions;
●	maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;
●	maintain all appropriate company books and records;
●	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
●	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;
●	provide us with all necessary cash management services;
●	evaluate and obtain adequate insurance coverage based upon risk management determinations;
●	provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;
●	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and
●	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

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Stockholder Services

●	determine our distribution policy and authorizing distributions from time to time;
●	manage communications with our stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and
●	establish technology infrastructure to assist in providing stockholder support and services.

Financing Services

●	identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;
●	negotiate terms of, arrange and execute financing agreements;
●	manage relationships between us and our lenders, if any; and
●	monitor and oversee the service of our debt facilities and other financings, if any.

Disposition Services

●	evaluate and approve potential asset dispositions, sales or liquidity transactions; and
●	structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.

Allocation of Property Opportunities

For more information regarding the factors that the Investment Committee may consider in allocating investment opportunities among our additional similar programs, please see “Conflicts of Interest – Our Affiliates’ Interests in Other Phoenix Entities – Allocation of Property Opportunities”.

Executive Officers of the Manager

As of the date of this offering circular, the executive officers of the Manager and their positions and offices are as follows:

Name	Age	Position
W. L. “Perch” Nelson	62	Chief Executive Officer and President
Jay Anderson	54	Executive Vice President/Controller

W.L. “Perch” Nelson has served as President of the Manager since 2009. Perch Nelson’s achievements demonstrate his strengths in real estate development, acquisition and capital management. He served as Capital Asset Manager for Wyndham Hotels & Resorts charged with capital improvement budgets. At Wyndham, he was responsible for developing and executing the strategic re-positioning plans for the Garden, Hotel and Resort Divisions. Following the merger of Wyndham Hotels & Resorts and Patriot American Hospitality, Mr. Nelson also assumed the departmental responsibility of the Capital Management and Product Development for all Wyndham International’s brands. He was responsible for 200 hotels, but not only the Wyndham branded hotels but also the franchise products flagged by Hyatt, Radisson, Holiday Inn Select, Hampton Inn, Doubletree, and Marriott. Mr. Nelson, as head of the capital deployment area, managed post-merger growth in the annual development budget from $214 million to well over $300 million.

Mr. Nelson left Wyndham to acquire hotels for his own personal account. Using his own funds, Mr. Nelson successfully acquired and managed a small group of hotels. This served as additional exposure to the day- to-day management required to run a hotel. Post-acquisition, he oversaw hotel operations including management of the employees, revenue maximization, purchasing, customer relations, and human resources. Mr. Nelson, as the owner, had a hand in everything related to the operation of the hotel.

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Mr. Nelson has over 30 years of experience in the Real Estate industry in acquisition, development and the asset management of commercial properties. Mr. Nelson achieved Dean’s list Honors at Southern Methodist University while pursuing a BA in economics.

Jay Anderson has served as Executive Vice President/Controller of the Manager since 2009. Prior to joining the Manager, Mr. Anderson started as a Controller with Wyndham International, working in both the downtown hotel and resort markets. He was soon promoted to Area Controller, overseeing a diverse portfolio of fifteen hotels and resorts in the North West and Mid-West, including The Buttes Resort, The Peaks, Carmel Valley Ranch, The Golden Door Spa, and the Boulders Resort. Jay soon moved to the corporate office in Dallas, responsible for maintaining their SAP and Hyperion Essbase systems. He eventually moved to Aimbridge Hospitality as a Director of Finance, where he was responsible for building their reporting and budgeting tools. As Aimbridge grew, Mr. Anderson was promoted to VP of Finance and Assistant Treasurer, and took ownership for the daily cash management of over eighty hotels as well as all corporate reporting to ownership. Jay then became the VP of Information Systems, where he successfully migrated their reporting system to Alloso Technologies.

Investment Committee of the Manager

The Investment Committee will assist the Manager in fulfilling its oversight responsibilities by (1) considering and approving of each investment made by us, (2) establishing our investment guidelines and overseeing our investments, and the investment activity of other accounts and funds held for our benefit and (3) overseeing the investment activities of certain of our subsidiaries. The Investment Committee will consist of at least three members, each of whom will be appointed by the Manager, who will serve until such time as such Investment Committee member resigns or is replaced by the Manager, in its sole and absolute discretion. The Investment Committee is comprised of Messrs. Nelson and Anderson. See “Conflicts of Interest—Certain Conflict Resolution Measures—Our Policies Relating to Conflicts of Interest”.

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our sponsor also serves as an executive officer of the Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager, from the Manager. As executive officers of the Manager, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

Limited Liability and Indemnification of the Manager and Others

Subject to certain limitations, the management agreement limits the liability of the Manager, its officers, members and affiliates for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to the Manager, its officers, members and affiliates.

The management agreement provides that to the fullest extent permitted by applicable law the Manager, its officers, members and affiliates will not be liable to us. In addition, pursuant to the management agreement, we have agreed to indemnify the Manager, its officers, members and affiliates to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the management agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the Manager or one of the Manager’s directors or officers.

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Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term and Removal of the Manager

The management agreement provides that the Manager will serve as our manager for an indefinite term, but that the Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances.

Our board of directors may only remove the Manager at any time with 30 days’ prior written notice for “cause.” “Cause” is defined as:

●	the Manager’s continued breach of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if the Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

●	the commencement of any proceeding relating to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition;

●	the Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the management agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Manager or one of its affiliates and the Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager’s actual knowledge of its commission or omission, then the Manager may not be removed; or

●	the dissolution of the Manager.

Unsatisfactory financial performance does not constitute “cause” under the management agreement.

In the event of the removal of the Manager, the Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. The Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

Holdings of our Shares

The Manager has purchased $10,000 in Shares from us in a private placement and has previously purchased $250,000 in shares of common stock in Old AHP REIT in a private placement.

MANAGEMENT COMPENSATION

The following information summarizes the forms and estimated amounts of compensation (some of which involve cost reimbursements) to be paid by the special purpose entities (“SPEs”) acquiring from Properties, or others, to the Manager and its affiliates. Much of this compensation will be paid regardless of the success or profitability of the acquired Properties. None of these fees were determined by arm’s length negotiations. Except as disclosed in this Offering Circular, neither the Company nor any of its Affiliates, directors, officers, employees, agents or counselors are participating, directly or indirectly, in any other compensation or remuneration with respect to this offering. The percentage of such fees that will be attributable to the Company will be equal to the Company’s percentage interest in the SPE making the applicable payment.

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Form of Compensation	Description	Estimated Amount of Compensation

Offering and Organization Stage:

Organization and Offering Expenses:	The Manager be entitled to be reimbursed for organization and offering expenses associated with this offering, in an aggregate amount not to exceed $200,000. Organization and offering expenses include the legal, accounting, printing, mailing and filing fees, charges of our deposit account and transfer agent, charges of the Manager for administrative services related to the issuance of the Shares in this offering.	$200,000

Operating Stage:

Reimbursement of Expenses to Manager:	Reimbursement of reasonable and necessary expenses paid or incurred by the Manager in connection with the operation of the Company, including any legal and accounting costs (which may include an allocation of salary) and any costs incurred in connection with acquisition of the Properties, including travel, surveys, environmental and other studies and interest expense incurred on deposits or expenses, to be paid from operating revenue.	$35,000/month.

Acquisition Fee:	The Manager or an affiliate will be entitled to receive an Acquisition Fee in an amount up to 1.5% of the gross purchase price of each Property from the SPE acquiring the Property, including any debt attributable to such Property and any significant capital expenditures budgeted as of the date of acquisition. The Manager and/or its affiliates will also be reimbursed for customary acquisition expenses (including expenses relating to potential acquisitions that are not closed), such as legal fees and expenses, costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), travel and communications expenses, accounting fees and expenses and other closing costs and miscellaneous expenses related to the acquisition of real estate properties.	Impracticable to determine at this time.

Asset Management Fee:	The Manager will be entitled to receive an annual Asset Management Fee in an amount up to 1% of gross revenues received by the Company from the Properties.	Impracticable to determine at this time.

Construction Management Fee:	The Manager or an Affiliate will be entitled to receive a Construction Management Fee from the applicable SPE in an amount up to 2% of the value of any construction or repair at a Property.	Impracticable to determine at this time.

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Financing Fee:	The Manager or an affiliate will be entitled to receive a Financing Fee from the SPE financing the Property in an amount up to 1% of the amount of any financing or refinancing obtained by the SPE or an affiliate with respect to the Property. In the event a third-party loan broker is used, such third-party loan broker’s fee will be paid separately by the Company; provided, however that the sum of the Financing Fee and any amount paid by the Company to a third-party loan broker will not exceed 1% of the financing obtained.	Impracticable to determine at this time.

Liquidation Stage:

Disposition Fee:	The Manager or an affiliate will be entitled to receive a Disposition Fee from the SPE disposing of the Property in an amount up to 1% of the gross sales price of each Property in connection with any sale, exchange or other disposition of the applicable Property. The disposition fee is subordinated to the receipt by the investors of distributions sufficient to provide a return of the Gross Investment Amount (as defined below). Any broker fee in an amount up to 1% of the gross sales price of the Properties due a third-party broker in connection with any sale, exchange or disposition of a Property will be paid by the Manager out of its Disposition Fee.	Impracticable to determine at this time.

Interest in the Company:

Subordinated Participation in Net Cash Flow/Incentive Fee:	After our stockholders have received, together as a collective group, aggregate distributions sufficient to provide (i) a return of their gross investment amount, which is the amount calculated by multiplying the total number of Shares purchased by stockholders by the issue price (the “Gross Investment Amount”), (ii) an 8% per year cumulative, non-compounded return on such Gross Investment Amount, the Manager is entitled to receive 20% of our distributions and (iii) a 12% per year cumulative, non-compounded return on such gross Investment Amount, the Manager is entitled to receive 40% of our distributions. In addition, upon the liquidation of our assets, a merger or our combination into a publicly-traded REIT, we will pay the Manager an incentive fee equal to 15% of the amount by which (a) the value of the Shares as established in any such transaction, plus the total of all distributions paid by the Company to our stockholders from inception until the date such value is determined exceeds (b) the sum of our stockholders’ Gross Investment Amount and the amount of cash flow necessary to generate a 15% per year cumulative, non-compounded return on our stockholders’ Gross Investment Amount from our inception through the date the value of our Shares is determined.	Impracticable to determine at this time.

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PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our Shares as of the date of this Offering Circular for each person or group that holds more than 10% of our Shares, for each director and executive officer and for the directors and executive officers as a group. To our knowledge, each person that beneficially owns our Shares has sole voting and disposition power with regard to such Shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 14643 Dallas Parkway, Suite 970, Dallas, Texas 75254.

	Number of Shares		Percent of
Name of Beneficial Owner(1)	Beneficially Owned		All Shares
Phoenix American Hospitality, LLC (2)	1,000		100%
W.L. “Perch” Nelson	1,000	(3)	100%
Jay Anderson	0		0
All directors and executive officers as a group (3 persons)	1,000		100%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or Shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	As of the date of this Offering Circular, Phoenix American Hospitality, LLC owns 100% of the issued and outstanding Shares.

(3)	Consists of the 1,000 shares of common stock owned by Phoenix American Hospitality, LLC, of which Mr. Nelson may be deemed to be the beneficial owner.

EXPERIENCE OF PAH MANAGEMENT, LLC

PAH Management, LLC, an affiliate of the Manager, is the Operator; however, the Manager has the discretion to retain one or more additional or replacement entities to manage the operations at the Properties. The Operator currently manages the 13 hotels owned by affiliates of the Manager, which are operated under the Hyatt, Marriott and Hilton brands, and provides onsite management services at two of those hotels. The Operator will provide management, asset management, capital renovation supervision, accounting and consulting services for the Properties. The management team of the Operator, which consists of the same personnel as the management team of the Manager, has over 185 years of collective experience operating hotels, including marketing, finance and Property management experience. The goal of the Operator is to enhance the value of each hotel it operates and increase owner profitability. The Operator will be paid an annual base management fee equal to 3% of aggregate gross revenues of the Properties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

American Hospitality Properties REIT II, Inc. was organized in the State of Delaware on March 10, 2023 to engage primarily in the acquisition and management of premium branded hotels in the United States. We believe that the current hospitality real estate environment provides us the opportunity to acquire attractively priced hotel properties. We anticipate being able to increase the value of the Properties we acquire through applying sound acquisition policies and taking advantage of the disparity between the purchase price and the stabilized value and replacement costs of the properties. The Company expects to acquire the Properties at prices that are less than the stabilized values and replacement costs of the properties. The Manager, directly and through its oversight of the Operator, will apply aggressive expense reduction strategies to each Property. By doing so, the Manager expects to increase net revenues at each Property without any improvement in occupancy or room rates or gross revenues. The Company expects to generate positive cash flow from the Properties based on a number of factors, including reducing expenses, acquiring Properties in areas we believe are business destinations, operating the Properties under widely recognized brands and acquiring the Properties at prices below the current replacement costs. See “Description of Business.”

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Operating Results

As of the date of this Offering Circular, we have not commenced operations. We expect to use substantially all of the net proceeds from this offering to invest in and manage a diverse portfolio of hotel properties. To meet our need for cash, we are attempting to raise money from this offering. The maximum aggregate amount of this offering will be required to fully implement our business plan. If we are unable to successfully generate revenue, we may quickly use up the proceeds from this offering and will need to find alternative sources. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash or cease operations entirely.

Liquidity and Capital Resources

We are dependent upon the net proceeds from offering of our common stock to conduct our proposed operations. We will obtain the capital required to purchase the Properties and conduct our operations from the proceeds of those offerings, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of date of this Offering Circular, the Company does not have any investments, and our total operating assets consist of $10,000 in cash. For information regarding the anticipated use of proceeds from this offering, see “Estimated Use of Proceeds.”

The number of investments that we will be able to make will be dependent upon the proceeds from our offerings of common stock. If we are unable to raise significant amounts of capital, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered company, regardless of whether we are able to raise substantial funds. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. To the extent that we have insufficient funds for maintenance and repair of the Properties, we may establish reserves from gross offering proceeds or out of cash flow from operations.

We currently have no outstanding debt. Once we commence acquiring Properties, we expect our debt financing to be approximately 70% of the value of our assets. Our charter does not limit us from incurring debt.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to the Manager and its affiliates. During our organization and offering stage, these payments will include payments to the Manager for reimbursement of certain organization and offering expenses. During our acquisition and development stage, we expect to make payments to the Manager and its affiliates in connection with the selection and purchase of the Properties, the management of the Properties and costs incurred by the Manager and its affiliates in providing services to us. For a discussion of the compensation to be paid to the Manager and its affiliates, see “Management Compensation.”

We are highly dependent upon the success of offerings of our common stock for our future opeations. Therefore, the failure thereof would result in the need to seek capital from other sources such as incurring indebtedness, which would likely not be possible for the Company. However, even if such financing is available, because we are a development stage company with no operations to date, we would likely have to pay additional costs in order to obtain such debt financing. If the Company cannot raise additional proceeds through a private placement of its equity or debt securities, or secure a loan, the Company would be required to cease business operations. As a result, stockholders would lose all of their investment.

There can be no assurance of the Company’s ability to accomplish its business strategy or that additional capital will be available to the Company. If so, the Company’s investment objective will be adversely affected and the Company may not be able to execute on its business plan. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company. There can be no assurance that additional capital will be available to the Company. If we are successful at raising capital by issuing more stock, or securities which are convertible into Shares of the Company, your investment will be diluted as a result of such issuance.

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Plan of Operations

We intend to execute on our proposed business plan of acquiring premium branded hotels throughout the United States. See “Description of Business.” The number of Properties that we will be able to acquire will depend on how quickly we are able to raise funds through offerings of our common stock and the availability of debt financing. We expect the proceeds of those offerings, together with funds from third party financings, will be sufficient for us to implement our business plan and that no additional equity, other than the proceeds of those offerings, will need to be raised over the next 12-18 months in order to implement our business plan.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with the Manager and its affiliates. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to mitigate some of the risks posed by these conflicts.

Our Affiliates’ Interests in Other Phoenix American Entities

General

The officers and the key real estate professionals of the Manager, who perform services for us also perform such services for the Manager, are also officers, directors, managers, and/or key professionals of our sponsor and other Phoenix American entities. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In the future, these persons and other affiliates of the Manager may organize other real estate programs and acquire for their own account real estate investments that may be suitable for us.

Allocation of Property Opportunities

We rely on the Manager’s executive officers and key real estate professionals to identify suitable investments. Other Phoenix American entities also rely on these same key real estate professionals. The Manager has in the past, and expects to continue in the future, to establish and sponsor additional offerings, and to continue to offer investment opportunities primarily through the Phoenix American platform, including offerings that will acquire or invest in commercial real estate investment.

In addition, any decisions by the Manager to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one Phoenix American program more than another Phoenix American program or limit or impair the ability of any Phoenix American program to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular Phoenix American program that such arrangements or agreements include or not include another Phoenix American program, as the case may be. Any of these decisions may benefit one Phoenix American program more than another Phoenix American program.

Allocation of Our Affiliates’ Time

We rely on the Manager’s key real estate professionals, including Mr. Nelson, for the day-to-day operation of our business. Mr. Nelson, in his capacity as the Chief Executive Officer of the Manager, also, provider services to other Phoenix American programs. As a result of his interests in other Phoenix American programs, his obligations to other stockholders and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Mr. Nelson will face conflicts of interest in allocating his time among us and other Phoenix American programs and other business activities in which he is involved. However, we believe that the Manager and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Phoenix American programs for which they work.

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Receipt of Fees and Other Compensation by the Manager and its Affiliates

The Manager and its affiliates will receive substantial fees from us, which fees will not be negotiated at arm’s length. These fees could influence the Manager’s advice to us as well as the judgment of affiliates of the Manager, some of whom also serve as the Manager’s officers and the key real estate professionals. Among other matters, these compensation arrangements could affect their judgment with respect to:

●	the continuation, renewal or enforcement of provisions in the management agreement involving the Manager and its affiliates;

●	public offerings of equity by us, which will likely entitle the Manager to increased acquisition fees, origination fees, asset management fees and other fees;

●	acquisitions of investments at higher purchase prices, which entitle the Manager to higher acquisition fees, origination fees and asset management fees regardless of the quality or performance of the investment;

●	borrowings up to or in excess of our stated borrowing policy to acquire investments, which borrowings will increase asset management fees payable by us tother Manager;

●	whether and when we seek to list our Shares on a stock exchange or other trading market;

●	whether we seek stockholder approval to internalize our management, which may entail acquiring assets (such as office space, furnishings and technology costs) and the key real estate and debt finance professionals of our sponsor who are performing services for us on behalf of the Manager for consideration that would be negotiated at that time and may result in these real estate and debt finance professionals receiving more compensation from us than they currently receive from our sponsor;

●	whether and when we seek to sell the company or its assets; and

●	whether and when we merge or consolidate our assets with other companies, including companies affiliated with the Manager.

Duties Owed by Some of Our Affiliates to the Manager and the Manager’s Affiliates

The Manager’s officers and the key real estate professionals performing services on our behalf also perform such services to the following entities:

●	Phoenix American Hospitality, LLC, the Manager;

●	PAH Management, LLC, the Operator; and

●	other Phoenix American entities (see “— Allocation of Property Opportunities” above).

As a result, they owe duties to each of these entities and their equity holders. These duties may from time to time conflict with the duties that they owe to us.

Indemnification Agreements

We intend to enter into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our charter and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Management — Limitations on Director and Officer Liability and Indemnification.”

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Certain Conflict Resolution Measures

Independent Representative

If the Manager or its affiliates have a conflict of interest with us that is not otherwise covered by an existing policy we have adopted or a transaction is deemed to be a “principal transaction,” the Independent Representative will review and approve such transactions. Principal transactions are defined as transactions between the Manager or its affiliates, on the one hand, and us or one of our subsidiaries, on the other hand. The Manager is only authorized to execute principal transactions with the prior approval of the Independent Representative and in accordance with applicable law. Such prior approval may include but not be limited to pricing methodology for the acquisition of assets and/or liabilities for which there are no readily observable market prices.

Our Policies Relating to Conflicts of Interest

In addition to the provisions in the management agreement described below and the Manager’s investment allocation policies described above, we have adopted the following policies prohibiting us from entering into certain types of transactions with the Manager, its officers or any of its affiliates in order to further reduce the potential for conflicts inherent in transactions with affiliates.

Pursuant to these conflicts of interest policies, we may not engage in the following types of transactions unless such transaction is approved by the Independent Representative:

●	sell or lease any investments to the Manager, its officers or any of their affiliates; and

●	acquire or lease any investments from the Manager, its officers or any of its affiliates.

We may, however, purchase an investment from another Phoenix American entity in the event that such entities initially acquire an investment that is suitable for us at a time when we are unable to do so, with the intention of providing us the opportunity to acquire the investment at a later date when we are able to acquire the investment. We will not purchase investments from another Phoenix American entity in these circumstances without a determination by the Independent Representative that such transaction is fair and reasonable to us and at a price to us that is not materially greater than the cost of the asset to other Phoenix American entity.

These conflicts of interest policies may be amended at any time in the sole discretion of our board of directors.

Other Management Agreement Provisions Relating to Conflicts of Interest

The management agreement contains many other restrictions relating to conflicts of interest including the following:

Term of the Manager. The management agreement provides that the Manager will serve as our manager for an indefinite term, but that the Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances. Our board of directors may remove the Manager at any time with 30 days’ prior written notice for “cause.” Unsatisfactory financial performance does not constitute “cause” under the management agreement. The Manager may withdraw as manager if we become required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. In the event of the removal of the Manager, the Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. The Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function. See “Management—Term and Removal of the Manager.”

Other Transactions Involving Affiliates. Before engaging in a transaction involving an affiliate, the Manager must conclude that all other transactions between us and our sponsor, the Manager, any of their officers or directors, or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. See “Management—Investment Committee of the Manager.”

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DESCRIPTION OF CAPITAL STOCK AND CERTAIN PROVISIONS OF DELAWARE LAW, OUR CHARTER AND BYLAWS

The following description of our capital stock, certain provisions of Delaware law and certain provisions of our charter and bylaws, which will be in effect upon commencement of this offering, are summaries and are qualified by reference to Delaware law and our charter and bylaws, copies of which are filed as exhibits to the offering statement of which this offering circular is a part. See “Additional Information.” References in this section to “we,” “our,” “us” and “our company” refer to American Hospitality Properties REIT II, Inc.

General

We were incorporated in Delaware as a corporation on March 10, 2023. Our charter authorizes us to issue: (i) 10,000,000 shares of common stock, $0.01 par value per share and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share. We may increase the number of shares of common or preferred stock without stockholder consent. At this time, we have not issued any preferred stock. As of the date of this offering circular, we have issued 1,000 shares of common stock to our Sponsor.

We intend to have a December 31st fiscal year end. In addition, we intend to qualify as a REIT and to be taxed as a REIT under the Code beginning with the year ending December 31, 2024.

Common Stock In General

Holders of our common stock will be entitled to receive such dividends as declared from time to time by our Board of Directors out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential dividends owed to preferred stockholders. Holders of shares of our common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue, nor will holders of our shares of common stock have any preference, conversion, exchange, sinking fund, redemption, or appraisal rights. Our common stock will be non-assessable by us upon our receipt of the consideration for which our Board of Directors authorized its issuance.

Our Board of Directors has authorized the issuance of shares of our common stock without certificates. We will not issue shares in certificated form. Information regarding restrictions on the transferability of our shares that, under Delaware law, would otherwise have been required to appear on our stock certificates will instead be furnished to stockholders upon request and without charge.

Through our Transfer Agent, [________], we maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Voting Common Stock

Subject to the restrictions in our charter on transfer and ownership of shares and except as may otherwise be specified in the charter, the holders of our common stock are entitled to one vote per share on all matters submitted to a stockholder vote, including election of our directors. Therefore, the holders of a majority of our outstanding shares of common stock can elect the entire Board of Directors. Except as set forth in our charter, including any articles supplementary with respect to any series of preferred stock we may issue in the future, the holders of our common stock will possess exclusive voting power. Our charter does not provide for cumulative voting in the election of its directors.

Preferred Stock

Our charter authorizes our Board of Directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders. Our Board of Directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences, and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our Board of Directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval.

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Preferred Stock to Meet 100 Investor REIT Requirement.

Following completion of this offering, to the extent necessary to assist us in obtaining a sufficient number of stockholders to meet certain of the qualification requirements for taxation as a REIT under the Code, we may undertake to issue and sell up to approximately 125 shares of a new series of preferred stock in a private placement to up to approximately 125 investors who qualify as “accredited investors” (as that term is defined in Rule 501(a) of Regulation D under the Securities Act). The preferred stock is expected to be perpetual, pay an annual market dividend for securities of this type and be redeemable by us at a premium to the aggregate liquidation value. For example, if we issue 125 shares of preferred stock with a liquidation price of $1,000 per share and an annual dividend of 12.5%, we would raise additional capital of $125,000 and be required to pay or set aside for payment, in the aggregate, approximately $15,625 annually, before any dividends on shares of our common stock could be made.

Meetings and Special Voting Requirements

An annual meeting of our stockholders will be held each year, on a date and at the time and place set by our Board of Directors.

Special meetings of stockholders may be called by the chairman of our Board of Directors, chief executive officer, president or our Board of Directors. In addition, a special meeting of the stockholders must be called to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting and the satisfaction by such stockholders of certain procedural requirements set forth in the Bylaws.

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. The affirmative vote of a plurality of all votes cast is sufficient to elect a director. Unless otherwise provided by the Delaware General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is sufficient to approve any other matter which properly comes before the meeting.

Under the Delaware General Corporation Law, a Delaware corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Delaware corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except for amendments of our charter relating to the restrictions on transfer and ownership of shares and the vote required to amend certain provisions of our charter and except for those amendments permitted to be made without stockholder approval under Delaware law or by specific provision in the charter, any amendment to our charter will be valid only if it is declared advisable by our Board of Directors and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all votes entitled to be cast on the matter.

Restrictions on Ownership of Shares

Ownership Limit

To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences will not apply to any period prior to the second year for which we elect to be taxable as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective.

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To help ensure that we meet these tests, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock unless exempted by our Board of Directors. Our Board of Directors may waive 9.8% ownership limitations with respect to a particular person if our Board of Directors receives evidence that ownership in excess of the limit will not jeopardize our REIT status. For purposes of this provision, we treat corporations, partnerships and other entities as single persons. These 9.8% ownership limitations will apply as of the first date of the second taxable year for which we elect to be treated as a REIT, which will be January 1, 2025 assuming we elect to be treated as a REIT for the taxable year ending December 31, 2024. However, our charter will also prohibit any actual, beneficial or constructive ownership of our shares that causes us to fail to qualify as a REIT (including any ownership that would result in any of our income that would otherwise qualify as “rents from real property” for purposes of the REIT rules to fail to qualify as such) and such ownership limitation shall not be waived. In addition, our charter prohibits a person from owning actually or constructively shares of our outstanding capital stock if such ownership would result in any of our income that would otherwise qualify as “rents from real property” for purposes of the REIT rules to fail to qualify as such.

Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit or would otherwise cause us to fail to qualify as a REIT (including by virtue of us being “closely held” or through our receipt of related party tenant income) will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. Any attempted transfer of our shares that, if effective, would result in our shares being owned by fewer than 100 persons will be null and void. The prohibited transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the share trust.

Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or dividends in trust, and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and dividends on the shares held in trust and will hold such dividends or dividends in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust.

Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the prohibited transferee, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess will be paid to the trustee upon demand.

In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee.

Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must give us immediate written notice of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons will provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

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The foregoing restrictions will continue to apply until our Board of Directors determines it is no longer in our best interest to continue to qualify as a REIT. The 9.8% ownership limitations described above do not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our Board of Directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.

Within 30 days after the end of each taxable year, every owner of 5% or more of our outstanding capital stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner will also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.

These restrictions could delay, defer or prevent a transaction or change in control of us that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.

Investment Criteria, Minimum Investment and Transfer Restrictions

Pursuant to the requirements of Section 18(b)(4)(D)(ii) of the Securities Act and Rule 251(d)(2)(i)(C) of Regulation A, purchasers of our common stock must be “qualified purchasers,” which means that they are required to satisfy certain investment criteria regarding their net worth or income. Purchasers must either (i) be an accredited investor or (ii) if you are not an accredited investor, the investment in the shares is not more than 10% of the greater of: (a) if you are a natural person: (1) your individual net worth, or joint net worth with your spouse, excluding the value of your primary residence; or (2) your individual income, or joint income with your spouse, received in each of the two most recent years and you have a reasonable expectation that an investment in the shares will not exceed 10% of your individual or joint income in the current year or (b) if you are not a natural person, (1) your revenue, as of your most recently completed fiscal year end; or (2) your net assets, as of your most recently completed fiscal year end. See “Investment Criteria” on page 1 of this offering circular for more information.

No stockholder shall, without the prior written approval of our Board of Directors, transfer any shares of Capital Stock if, in the opinion of counsel, such transfer would result in our being required to become a reporting company under the Exchange Act. Any such transfer shall be void ab initio and the intended transferee shall acquire no rights in such shares of Capital Stock. This restriction shall not apply at any time (i) that we have a class of securities registered under the Exchange Act or are filing reports pursuant to Section 13 or 15(d) under the Exchange Act or (ii) after our Board of Directors adopts a resolution to such effect.

All subsequent sales must comply with applicable state and federal securities laws.

Pursuant to a board policy, you may not transfer your shares of common stock in a manner that causes you or your transferee to own fewer than the number of shares of common stock required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift; transfers by inheritance; intrafamily transfers; family dissolutions; transfers to affiliates; and transfers by operation of law. These minimum investment requirements are applicable unless and until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares of common stock. We cannot assure you that our shares of common stock will ever be listed on a national securities exchange.

Dividends

We expect that we will declare and pay dividends on a quarterly basis, or more or less frequently as advised by the Manager, in arrears, based on daily record dates. Any dividends we make will be following consultation with the Manager, and will be based on, among other factors, our present and reasonably projected future cash flow. We expect that we will set the rate of dividends at a level that will be reasonably consistent and sustainable over time. Neither we nor the Manager has pre-established a percentage range of return for dividends to stockholders. We have not established a minimum distribution level, and our charter does not require that we pay dividends to our stockholders.

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Generally, our policy will be to pay dividends from cash flow from operations. During our offering stage, when we may raise capital in this offering more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to pay dividends solely from our cash flow from operations. Further, because we may receive property income or other revenue at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare dividends in anticipation of cash flow that we expect to receive during a later period and we will pay these dividends in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings or lines of credit to fund our dividends. We may also fund such dividends from the sale of assets or other investments. Our charter permits us to pay dividends from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such dividends. If we pay dividends from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets.

To maintain our qualification as a REIT, we must make aggregate annual dividends to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. See “U.S. Federal Income Tax Considerations – Requirements for Qualification – Annual Distribution Requirements.” Our Board of Directors may authorize dividends in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our Board of Directors deems relevant.

Dividends that you receive, and which are not designated by us as capital gain dividends, will generally be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. To the extent any portion of your distribution is not from current or accumulated earnings and profits, it will not be subject to tax immediately; it will be considered a return of capital for tax purposes and will reduce the tax basis of your investment (and potentially result in taxable gain upon your sale of the stock). Dividends that constitute a return of capital, in effect, defer a portion of your tax until your investment is sold or we are liquidated, at which time you will be taxed at capital gains rates. See “U.S. Federal Income Tax Considerations—Taxation of Stockholders – Taxation of Taxable Domestic Stockholders – Dividends” for an additional discussion of these rules. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor.

Other Provisions

Advance Notice of Director Nominations and Stockholder Proposals

Our bylaws include advance notice and informational requirements and time limitations on any director nomination or proposal that a stockholder wishes to make at a meeting of stockholders, as described above. A failure to comply with these timing and informational requirements can result in a stockholder’s director nomination or proposal not being considered at a meeting of stockholders.

Meetings of Stockholders; Action by Written Consent

Our bylaws, annual and special meetings of stockholders are to be held at a date and time as determined by the board of directors. Special meetings of our stockholders may only be called by a majority of our board of directors. At any meeting of stockholders, only business that was properly brought before the meeting will be transacted. Our bylaws also provide that a majority of votes cast by the shares present in person or represented by proxy at any meeting of stockholders and entitled to vote thereat shall decide any question (other than the election of directors) brought before such meeting, except in any case where a larger vote is required by the Delaware General Corporation Law, our charter, our bylaws or otherwise. In addition, our stockholders do not have the authority to call a special stockholder meeting or to take action by unanimous or partial written consent in lieu of an annual or special meeting.

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Removal of Directors

Our bylaws provide that any or all of the directors may be removed at any time, either with or without cause, by a vote of our stockholders at a special meeting called for that purpose; provided, however that a vote of a majority of the shares outstanding and entitled to vote is required to effect any such removal. This provision may delay or prevent our stockholders from removing incumbent directors.

The provisions described above and certain statutory anti-takeover provisions could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Indemnification and Limitation of Directors’ and Officers’ Liability

Delaware law permits a Delaware corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

(1)	actual receipt of an improper benefit or profit in money, property or services; or

(2)	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Delaware law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

Our charter also authorizes the Company, to the maximum extent permitted by Delaware law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Delaware law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Delaware law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Delaware law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

(1)	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

(2)	the director or officer actually received an improper personal benefit in money, property or services; or

(3)	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

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However, under Delaware law, a Delaware corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Delaware law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

(1)	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Section 145 provides that the indemnification provided thereby is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Our Bylaws and Charter

Our charter includes provisions eliminating the personal liability of our directors to the fullest extent permitted by Delaware Corporate Law, and our bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware Corporate Law. The limitation of liability and indemnification provisions in our charter and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Our bylaws provide indemnification to directors and officers for all actions taken by them in their capacities as directors and officers and for all failures to take action in their capacities as directors and officers to the fullest extent permitted by Delaware Corporate Law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of our Company), whether civil, criminal, administrative or investigative. Our bylaws provide advancement of expenses to directors and officers upon receipt of an undertaking by such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification. Our bylaws also permit us, by action of our board of directors, to indemnify or advance expenses to our employees and agents of our Company to the same extent as directors and officers. Amendments, repeals or modifications of this provision of our bylaws can only be prospective and no such change may reduce the limitations of director’s liability or limit indemnification or advancement of expenses unless adopted by the unanimous vote of all of the directors then serving or the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote in elections of directors. Our bylaws further permit us to maintain insurance, at our expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Delaware Corporate Law against any such expenses, liability or loss.

Under Delaware law, our directors will remain liable for the following:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

●	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

●	any transaction in which the director receives an improper personal benefit.

We maintain directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

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Transfer Agent and Registrar

We will use our existing website www.phoenixamericanhospitality.com, to provide notifications regarding the
Reorganization. This offering circular will be available at www.phoenixamericanhospitality.com via download 24 hours per day, seven days per week on our website.

To ensure that any account changes or updates are made promptly and accurately, all changes and updates should be directed to the Transfer Agent, including any change to a stockholder’s address, ownership type, or distribution mailing address, as well as stockholder repurchase requests under our share repurchase program.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF
AHP REIT OP, LP

The following summary of the terms of the Agreement of Limited Partnership of our Operating Partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of AHP REIT OP, LP, a copy of which is an exhibit to the offering statement of which this offering circular is a part. See “Additional Information.” References in this section to “we,” “our,” “us” and “our company” refer to American Hospitality Properties REIT II, Inc.

Management

We are the sole general partner of our Operating Partnership, which is organized as a Delaware limited partnership. We will conduct all of our operations and make all of our investments through our Operating Partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of our Operating Partnership, including the ability to cause our Operating Partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, pay dividends to partners, and to cause changes in our Operating Partnership’s business activities. The partnership agreement will require that our Operating Partnership be operated in a manner that permits us to qualify as a REIT.

Transferability of General Partner Interests

We may voluntarily withdraw from our Operating Partnership or transfer or assign our interest in our Operating Partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets without obtaining the consent of limited partners if either:

●	following such transaction, the equity holders of the surviving entity are substantially identical to our existing stockholders;

●	as a result of such a transaction, all limited partners (other than our company), will receive for each common unit an amount of cash, securities and other property equal in value to the greatest amount of cash, securities and other property paid in the transaction to a holder of shares of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units (other than those held by our company or its subsidiaries) shall be given the option to exchange its OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer;

●	if immediately after such a transaction (i) substantially all of the assets of the successor or surviving entity, other than OP Units held by us, are owned, directly or indirectly, by our Operating Partnership, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units (other than those held by our company or its subsidiaries) shall be given the option to exchange its OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

●	the transaction is to a wholly-owned subsidiary.

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Following such transfers the General Partner may withdraw as the general partner.

Limited partners generally have no voting or consent rights, except as set forth above and for certain amendments to the partnership agreement. Amendments to reflect the issuance of additional partnership interests or to set forth or modify the designations, rights, powers, duties and preferences of holders of any additional partnership interests in the partnership may be made by the general partner without the consent of the limited partners. In addition, amendments that would not adversely affect the rights of the limited partners in any material respect and certain other specified types of amendments may be made by the general partner without the consent of the limited partners. Otherwise, amendments to the partnership agreement that would adversely affect the rights of the limited partners in any material respect must be approved by limited partners holding a majority of the OP Units (including the OP Units held by our company and our affiliates) and, if such amendments would modify certain provisions of the partnership agreement relating to dividends, allocations, and redemptions, among others, the consent of a majority in interest of the OP Units held by limited partners (other than our company and our affiliates) is required if such an amendment would disproportionately affect such limited partners. In addition, any amendment to the partnership agreement that would convert a limited partner interest into a general partner interest (except for our acquiring such interest) or modify the limited liability of a limited partner would require the consent of each limited partner adversely affected or otherwise will be effective against only those limited partners who provide consent.

Capital Contributions

We will contribute, directly, to our Operating Partnership substantially all of the net proceeds from this offering and the private placement to our Sponsor as our initial capital contribution in exchange for OP Units. The partnership agreement provides that if our Operating Partnership requires additional funds at any time in excess of funds available to our Operating Partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, if we issue any additional equity securities, we are obligated to contribute the proceeds from such issuance as additional capital to our Operating Partnership and we will receive additional OP Units with economic interests substantially similar to those of the securities we issued. In addition, if we contribute additional capital to our Operating Partnership, we generally will revalue the property of our Operating Partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. Our operating partnership may issue preferred partnership interests, in connection with acquisitions of property, our issuance of preferred shares or otherwise, which could have priority over common partnership interests with respect to dividends from our Operating Partnership, including the partnership interests we own.

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Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than our company or our subsidiaries (except to the extent described below), will receive redemption rights, which, beginning one year after issuance, will enable them to cause our Operating Partnership to redeem the OP Units held by such limited partners in exchange for cash or, at our option, shares of our common stock on a one-for-one basis. The cash redemption amount per common unit would be calculated as a percentage of the NAV per share in effect at the time of the redemption, determined in the same manner as payments under our stockholder redemption plan for shares of our common stock. The number of shares of our common stock issuable upon redemption of OP Units held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. We expect to fund cash redemptions, if any, out of available cash or borrowings. To the extent we assume the redemption request by issuing shares of our common stock to a redeeming limited partner, the redeeming limited partner could then redeem those shares for cash pursuant to our stockholder redemption plan. The partnership agreement provides that, until such time as our common stock is listed for trading on a stock exchange, a limited partner may make its redemption request contingent on such limited partner’s OP Units either (i) being redeemed by the Operating Partnership for cash or (ii) being acquired by us in exchange for shares of our common stock and then those shares being redeemed pursuant to our stockholder redemption plan. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner could cause:

●	the redeeming partner or any other person to violate any of the restrictions on ownership and transfer of our stock contained in our charter;

●	a termination of our Operating Partnership for U.S. federal or state income tax purposes (except as a result of the redemption of all units other than those owned by us);

●	our Operating Partnership to cease to be classified as a partnership for U.S. federal income tax purposes (except as a result of the redemption of all units other than those owned by us);

●	our Operating Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code);

●	any portion of the assets of our Operating Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

●	our Operating Partnership to become a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code, that is taxable as a corporation for U.S. federal income tax purposes;

●	our Operating Partnership to be regulated under the Investment Company Act, the Investment Advisers Act, or ERISA; or

●	an adverse effect on our ability to continue to qualify as a REIT or, except with our consent, cause any taxes to become payable by us under Section 857 or Section 4981 of the Code.

We may, in our sole and absolute discretion, waive any of these restrictions.

In addition to the foregoing, (i) to the extent we redeem common stock of the REIT, the Operating Partnership may redeem common units held by the REIT in order to give effect to such redemption of common stock and (ii) the Operating Partnership may make certain other anti-dilutive adjustments to the REIT’s ownership of common units in order to effect the varying economic arrangements between the REIT on the one hand and the other investors in the Operating Partnership on the other hand (i.e., the disproportionate bearing of certain fees and expenses).

Reimbursement of Expenses

In addition to the administrative and operating costs and expenses incurred by our Operating Partnership, our Operating Partnership will pay all of our administrative costs and expenses, including:

●	all expenses relating to our formation and continuity of existence and operation;

●	all expenses relating to our organizational costs and the costs of this offering;

●	all expenses relating to registrations and repurchases of securities;

●	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under U.S. federal, state or local laws or regulations;

●	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;

●	all expenses for compensation of our directors, director nominees and officers; and

●	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our Operating Partnership.

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Fiduciary Responsibilities

Our directors and officers have duties under applicable Delaware law to manage our company in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our Operating Partnership, will have fiduciary duties under applicable Delaware law to manage our Operating Partnership in a manner beneficial to our Operating Partnership and its partners. Our duties to our Operating Partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. The limited partners of our Operating Partnership expressly will acknowledge that, as the general partner of our Operating Partnership, we are acting for the benefit of our Operating Partnership, the limited partners and our stockholders collectively. When deciding whether to cause our Operating Partnership to take or decline to take any actions, we, as the general partner, will be under no obligation to give priority to the separate interest of (i) the limited partners in our Operating Partnership (including, without limitation, tax considerations of our limited partners except as provided in a separate written agreement) or (ii) our stockholders.

Dividends

The partnership agreement will provide that, subject to the terms of any preferred partnership interests, our Operating Partnership will make non-liquidating dividends at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in our Operating Partnership.

Upon liquidation of our Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans and subject to the terms of any preferred partnership interests, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each taxable year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership, subject to certain allocations to be made with respect to LTIP Units as described below or the terms of any preferred partnership interests or to effect the varying economic arrangements between the REIT on the one hand and the other investors in the Operating Partnership on the other hand (i.e., the disproportionate bearing of certain fees and expenses). All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by our Operating Partnership for allocating taxable items with respect to any contributed property acquired in connection with this offering or thereafter for which fair market value differs from the adjusted tax basis at the time of contribution, or with respect to properties that are revalued and carried for purposes of maintaining capital accounts at a value different from adjusted tax basis at the time of revaluation, and such election shall be binding on all partners.

LTIP Units

We may cause our Operating Partnership to issue LTIP Units, which are intended to qualify as “profits interests” in our Operating Partnership for U.S. federal income tax purposes, to persons providing services to our Operating Partnership. LTIP Units may be issued subject to vesting requirements, which, if they are not met, may result in the automatic forfeiture of any LTIP Units issued. Generally, LTIP Units will be entitled to the same non-liquidating distributions and allocations of profits and losses as the OP Units on a per unit basis.

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As with OP Units, liquidating distributions with respect to LTIP Units are made in accordance with the positive capital account balances of the holders of these LTIP Units to the extent associated with these LTIP Units. However, unlike OP Units, upon issuance, LTIP Units generally will have a capital account equal to zero. Upon the sale of all or substantially all of the assets of our Operating Partnership or a book-up event for tax purposes in which the book values of our Operating Partnership’s assets are adjusted, holders of LTIP Units will be entitled to priority allocations of book gain that may be allocated by our Operating Partnership to increase the value of their capital accounts associated with their LTIP Units until these capital accounts are equal, on a per unit basis, to the capital accounts associated with the OP Units. However, if, following the issuance of an LTIP Unit, the assets of the operating partnership are booked down in connection with a book-up event prior to a time at which the LTIP Unit has been specially allocated book gain in an amount necessary to bring its associated capital account balance to the same level as the capital account balance of an OP Unit, book-up gains with respect to subsequent book-up events will not be specially allocated on a priority basis to the LTIP Unit until the cumulative book-up gains of the operating partnership exceed cumulative book losses of the operating partnership during the period from the issuance of such LTIP Unit through the date of such allocation. The amount of these priority allocations will determine the liquidation value of the LTIP Units. In addition, once the capital account associated with a vested LTIP Unit has increased to an amount equal, on a per unit basis, to the capital accounts associated with the OP Units, that LTIP Unit generally may be converted into an OP Unit. The book gain that may be allocated to increase the capital accounts associated with LTIP Units is comprised in part of unrealized gain, if any, inherent in the property of our Operating Partnership on an aggregate basis at the time of a book-up event. Book-up events are events that, for U.S. federal income tax purposes, require a partnership to revalue its property and allocate any unrealized gain or loss since the last book-up event to its partners. Book-up events generally include, among other things, the issuance or redemption by a partnership of more than a de minimis partnership interest.

LTIP Units are not entitled to the redemption right described above, but any OP Units into which LTIP Units are converted are entitled to this redemption right. LTIP Units, generally, vote with the OP Units and do not have any separate voting rights except in connection with actions that would materially and adversely affect the rights of the LTIP Units.

Term

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

●	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership);

●	the sale or other disposition of all or substantially all of the assets of our Operating Partnership;

●	an election by us in our capacity as the general partner; or

●	entry of a decree of judicial dissolution.

Tax Matters

Our partnership agreement will provide that we, as the sole general partner of our Operating Partnership, will be the tax matters partner or partnership representative of our Operating Partnership and will have authority to handle tax audits and to make tax elections under the Code on behalf of our Operating Partnership.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and relating to the purchase, ownership and disposition of our shares of common stock. Because this is a summary that is intended to address only certain material U.S. federal income tax considerations relating to the ownership and disposition of our common stock generally applicable to holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

●	the tax consequences to you may vary depending on your particular tax situation;

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●	special rules that are not discussed below may apply to you if, for example, you are a broker-dealer, a trust, an estate, a regulated investment company, a REIT, a financial institution, an insurance company, a person who holds 10% or more (by vote or value) of our stock, a person holding their interest through a partnership or similar pass-through entity, a person subject to the alternative minimum tax provisions of the Code, a person holding our common stock as part of a “straddle,” “hedge,” “short sale,” “conversion transaction,” “synthetic security” or other integrated investment, a person who marks-to market our common stock or preferred stock, a U.S. expatriate, a U.S. stockholder (as defined below) whose functional currency is not the U.S. dollar or are otherwise subject to special tax treatment under the Code;

●	this summary does not address state, local or non-U.S. tax considerations;

●	this summary does not address other federal tax considerations aside from U.S. federal income taxes, such as alternative minimum taxes or estate taxes;

●	this summary assumes that stockholders hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code;

●	this summary does not address U.S. federal income tax considerations applicable to tax-exempt organizations and non-U.S. persons, except to the limited extent described below; and

●	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our common stock on your particular tax situation, including any state, local or non-U.S. tax consequences.

For purposes of this discussion, references to “we,” “us” or “our” and any similar terms, refer solely to American Hospitality Properties REIT II, Inc. and not our Operating Partnership or any other subsidiary.

The information in this section is based on the current Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion that do not bind the IRS or the courts, and that a court could agree with the IRS. Accordingly, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is also based upon the assumption that we will operate American Hospitality Properties REIT II, Inc. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents.

The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of United States federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of our Company

General

We intend to elect to be taxed as a REIT beginning with the taxable year ending December 31, 2024. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

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We believe that our ownership, form of organization and our operations through the date hereof and our proposed ownership, organization and method of operations thereafter have enabled and will enable us to qualify as a REIT beginning with our taxable year ending December 31, 2024. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels, diversity of share ownership and various other qualification tests imposed under the Code discussed below. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to qualify as a REIT for a particular year also requires that we satisfy certain asset and gross income tests during such year, some of which depend upon the fair market values of assets in which we directly or indirectly own an interest. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Requirements for Qualification—Failure to Qualify.”

So long as we qualify for taxation as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation.

However, even if we qualify for taxation as a REIT, we will be subject to federal income tax as follows:

●	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid. See “—Requirements for Qualification—Annual Distribution Requirements.”

●	If we have net income from “prohibited transactions” we will be subject to a 100% tax on this income. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property. See “—Requirements for Qualification—Prohibited Transactions.”

●	If we elect to treat property that we acquire with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property will be subject to tax at the highest corporate rate. See “—Requirements for Qualification—Prohibited Transactions” and “—Requirements for Qualification—Foreclosure Property.”

●	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which we fail the 75% gross income test for the taxable year or (2) the amount by which we fail the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect our profitability. See “—Requirements for Qualification—Income Tests.”

●	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure by a de minimis amount of the 5% or 10% assets tests, and we qualify for and satisfy certain cure provisions, then we will be required to pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests and (y) the highest U.S. federal income tax rate then applicable to corporations. See “—Requirements for Qualification—Asset Tests.”

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●	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure. See “—Requirements for Qualification—Failure to Qualify.”

●	If we fail to qualify for taxation as a REIT because we fail to distribute by the end of the relevant year any earnings and profits we inherit from a taxable C corporation during the year (e.g., by tax-free merger or tax-free liquidation), and the failure is not due to fraud with intent to evade tax, we generally may retain our REIT status by paying a special distribution, but we will be required to pay an interest charge on 50% of the amount of undistributed non-REIT earnings and profits. See “—Requirements for Qualification—General.”

●	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”

●	We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year; and any undistributed taxable income from prior taxable years. See “—Requirements for Qualification—Annual Distribution Requirement.”

●	We will be subject to a 100% penalty tax on some payments we receive or on certain other amounts (or on certain expenses deducted by our TRS) if arrangements among us, our tenants and/or our TRS are not comparable to similar arrangements among unrelated parties. See “—Requirements for Qualification—Effect of Subsidiary Entities.”

●	We may be subject to tax on gain recognized in a taxable disposition of assets acquired by way of a tax-free merger or other tax-free reorganization with a non-REIT corporation or a tax-free liquidation of a non-REIT corporation into us. Specifically, to the extent we acquire any asset from a C corporation in a carry-over basis transaction and we subsequently recognize gain on a disposition of such asset during a five-year period beginning on the date on which we acquired the asset, then, to the extent of any “built-in gain,” such gain will be subject to U.S. federal income tax at the highest regular corporate tax rate, which is currently 35%. Built-in gain means the excess of (i) the fair market value of the asset as of the beginning of the applicable recognition period over (ii) our adjusted basis in such asset as of the beginning of such recognition period. See “—Requirements for Qualification—Tax on Built-in Gains of Former C Corporation Assets.”

●	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would: (1) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, (2) be deemed to have paid its proportionate share of the tax that we paid on such gain and (3) be allowed a credit for its proportionate share of the tax deemed to have been paid, with an adjustment made to increase the stockholders’ basis in our stock. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Dividends.”

●	We may have subsidiaries or own interests in other lower-tier entities that are C corporations that will elect, jointly with us, to be treated as our TRSs, the earnings of which would be subject to U.S. federal corporate income tax. See “—Requirements for Qualification—Effect of Subsidiary Entities.”

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local and foreign income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

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Requirements for Qualification

General

We intend to elect to be taxed as a REIT under the Code effective with our taxable year ending December 31, 2024 or such later date as determined by our Board of Directors. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, ownership, sources of income, nature of assets and dividends of income to stockholders, beginning with our taxable year ending December 31, 2024, unless otherwise noted.

The Code defines a REIT as a corporation, trust, or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer “individuals,” as defined in the Code to include specified entities;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year, which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder;

(9)	that has no earnings and profits from any non-REIT taxable year as of a successor to any subchapter C corporation at the close of any taxable year; and

(10)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, we currently intend to be our taxable year ending December 31, 2024).

We believe that after the offering we will have sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter provides restrictions regarding the transfer of shares of our capital stock that are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above (as described in “Description of Shares—Restriction on Ownership of Shares.”). These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. In addition, to the extent necessary to assist us in obtaining a sufficient number of stockholders to meet condition (5), we may issue 125 shares of a new series of preferred stock in a private offering.

We intend to comply with condition (7) above by electing to be taxed as a REIT as part of our U.S. federal income tax return for our taxable year ending December 31, 2024.

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To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

For purposes of condition (8) above, we will use a calendar year for U.S. federal income tax purposes, and we intend to comply with the applicable recordkeeping requirements.

In addition, as described in condition (9) above, a REIT may not have any undistributed C corporation earnings and profits at the end of any taxable year. Upon our election to be taxable as a REIT, any earnings and profits that we may have accumulated while we were taxable as a C corporation would have to be distributed no later than the end of the first year for which we elect REIT status. If we fail to do so, we would not qualify to be taxed as a REIT for that year and a number of years thereafter, unless we are able to rely on certain relief provisions.

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Requirements for Qualification—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met. REITs that take advantage of this relief provision must pay a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Requirements for Qualification—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met. Again, REITs that take advantage of this relief provision must pay a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. A REIT that is a partner in a partnership (or a member of a limited liability company or other entity that is treated as a partnership for U.S. federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership based on its interest in partnership capital, and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs, as described below.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary (including an entity that is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Our qualified REIT subsidiaries will not be subject to U.S. federal income taxation, but may be subject to state and local taxation in some states. Certain other entities also may be treated as disregarded entities for U.S. federal income tax purposes, generally including any wholly-owned domestic unincorporated entity that would be treated as a partnership if it had more than one owner. For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of any such disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the owner of the disregarded entity.

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation (other than a TRS). See “—Requirements for Qualification—Asset Tests” and “—Requirements for Qualification—Income Tests.”

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Taxable REIT Subsidiaries. A TRS is a corporation in which we directly or indirectly own stock and that jointly with us elects to be treated as our TRS under Section 856(l) of the Code. In addition, if we have a TRS that owns, directly or indirectly, securities representing more than 35% of the voting power or value of a subsidiary corporation, that subsidiary would also be treated as our TRS. A TRS is subject to U.S. federal income tax and state and local income tax, where applicable, as a regular C corporation.

Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income from those services under the REIT income tests. A TRS may also engage in other activities that, if conducted by us other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to us in excess of a certain amount. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or certain other amounts or on certain expenses deducted by the TRS if the economic arrangements among us, our tenants and/or the TRS are not comparable to similar arrangements among unrelated parties.

We may own interests in one or more TRSs that may perform certain services for our tenants, receive management fee income and/or hold interests in joint ventures and private equity real estate funds that might hold assets or generate income that could cause us to fail the REIT income or asset tests or subject us to the 100% tax on prohibited transactions. Our TRSs may incur significant amounts of U.S. federal, state and local income taxes.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to pay dividends to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Our Relationship with Our TRSs

We intend to purchase hotels to be leased to our TRSs (or disregarded subsidiaries of the TRS).

In transactions involving our TRSs, our intent is that the rents paid to us by the TRSs qualify as “rents from real property” under the REIT gross income tests summarized above. In order for this to be the case, the manager operating on behalf of the applicable TRS must be an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code, and the hotels leased to the TRS must be “qualified lodging facilities” within the meaning of Section 856(d)(9)(D) of the Code. Qualified lodging facilities are defined as hotels, motels, or other establishments where more than half of the dwelling units are used on a transient basis, provided that legally authorized wagering or gambling activities are not conducted at or in connection with such facilities. Also included in the definition are the qualified lodging facility’s customary amenities and facilities.

For these purposes, a contractor qualifies as an “eligible independent contractor” if it is less than 35% affiliated with the REIT and, at the time the contractor enters into the agreement with the TRS to operate the qualified lodging facility, that contractor or any person related to that contractor is actively engaged in the trade or business of operating qualified lodging facilities for persons unrelated to the TRS or its affiliated REIT. For these purposes, an otherwise eligible independent contractor is not disqualified from that status on account of the TRS bearing the expenses of the operation of the operation of the qualified lodging facility, the TRS receiving the revenues from the operation of the qualified lodging facility, the TRS receiving the revenues from the operation of the qualified lodging facility, net of expenses for that operation and fees payable to the eligible independent contractor, or the REIT receiving income from the eligible independent contractor pursuant to a preexisting or otherwise grandfathered lease of another property.

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We intend to engage the Operator that manages a number of qualified lodging facilities for parties other than us and our TRSs. We believe that the Operator qualifies as an eligible independent contactor. But if the IRS or a court determines that this is incorrect, then the rental income we receive from our TRSs in respect of properties managed by ineligible contractors would be non-qualifying income for purposes of the 75% and 95% gross income tests, jeopardizing our compliance with the 95% gross income test. Under those circumstances, however, we expect we would qualify for the gross income tests’ relief provision described above, and thereby would preserve our qualification as a REIT. If the relief provision were to apply to us, we would be subject to tax at a 100% rate on the amount by which we failed the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year. Even though we have little or no non-qualifying income from other sources in a typical taxable year, imposition of this 100% tax in this circumstance could be material if a material number of the properties leased to our TRSs are managed for the TRS by ineligible contractors.

As explained above, we will be subject to a 100% tax if the IRS successfully asserts that the rents paid by our TRSs to us exceed an arm’s length rental rate. Although there is no clear precedent to distinguish for federal income tax purposes among leases, management contracts, partnerships, financings, and other contractual arrangements, we believe that our leases and our TRSs’ management agreements will be respected for purposes of the requirements of the IRC discussed above. Accordingly, we expect that the rental income from our TRSs will qualify as “rents from real property,” and that the 100% tax on excessive rents from a TRS will not apply.

Subsidiary REITs

If any REIT in which we acquire an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described below.

Income Tests

To qualify as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income generally must be derived from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income. Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for the 75% test. Second, at least 95% of our gross income for each taxable year, excluding gross income from prohibited transactions and certain other income and gains described below, must be derived from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stock or securities other than stock or securities held primarily for sale to customers in the ordinary course of our trade or business.

Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. This limitation does not apply, however, where the lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the lessee would qualify as rents from real property had we earned the income directly. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We may directly or indirectly receive dividends from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These dividends generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such dividends will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We may receive various fees in connection with our operations relating to the origination or purchase of whole loans secured by first mortgages and other loans secured by real property. The fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the income and profits of any person. Other fees generally are not qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by any TRS will not be included for purposes of the gross income tests.

We have not derived, and do not anticipate deriving, rents based in whole or in part on the income or profits of any person, rents from related party tenants and/or rents attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property in sufficient amounts to jeopardize our status as REIT. We also have not derived, and do not anticipate deriving, impermissible tenant service income that exceeds 1% of our total income from any property if the treatment of the rents from such property as nonqualifying rents would jeopardize our status as a REIT.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. For purposes of this analysis, real property includes ancillary personal property whose value is less than 15% of the total value of the collateral. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, the fair market value of the personal property is 15% or more of the total value of the collateral, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, then the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

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We and our subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that generally complies with the various requirements applicable to our qualification as a REIT. In addition, we may be required to retest an otherwise qualifying mezzanine loan if we modify the loan and the modification results in a “significant modification” of the loan for tax purposes. The retesting is applied by comparing the value of the real property collateral at the time of the modification to the outstanding balance of the modified loan. In certain cases, this could result in a previously qualifying loan becoming unqualified in whole or in part. Moreover, if a mezzanine loan or other loan issued by a partnership or disregarded entity was recharacterized as equity for tax purposes, it would likely mean that we should be treated as owning a preferred partnership interest in the underlying assets and would have to include a share of property revenues and gains in our REIT income tests and asset tests as described below. Although loans between unrelated parties are generally respected as debt for tax purposes, no assurance could be given that such loans would not be recharacterized as equity. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

In addition, we and our subsidiaries may invest in the preferred equity of an entity that directly or indirectly owns real property. If the issuer of the preferred equity is taxed as a partnership or an entity disregarded as separate from its owners for U.S. federal income tax purposes (aside from a qualified REIT subsidiary), a REIT holding preferred equity generally will be treated as owing an interest in the underlying real estate for REIT purposes. As a result, absent sufficient controls to ensure that the underlying real property is operated in compliance with the REIT rules, preferred equity investments may jeopardize the REIT’s compliance with the REIT income and asset tests described below. In addition, the treatment of interest-like preferred returns in a partnership or a disregarded entity (other than a qualified REIT subsidiary) also is not clear under the REIT rules and could be treated as non-qualifying income. In addition to the risk of loss of REIT status due to nonqualifying income, if the underlying property is dealer property, our gains from the sale of the property would be subject to a 100% tax. More importantly, in many cases the status of debt-like preferred equity as debt or equity for tax purposes is unclear. If the issuer of the preferred equity is a corporation for U.S. federal income tax purposes, such preferred equity generally will be a nonqualifying asset unless the issuer is a REIT, our own qualified REIT subsidiary, or a TRS.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and otherwise comply with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur unexpectedly exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. Even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

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Asset Tests

At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature of our assets:

(1) at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. Government securities. Real estate assets include interests in real property (such as land, buildings, leasehold interests in real property and personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, stock or debt instruments held for less than one year purchased with the proceeds from an offering of shares of our stock or certain debt, and debt instruments issued by publicly offered REITs;

(2) not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class;

(3) except for equity investments in REITs, qualified REIT subsidiaries, other securities that qualify as “real estate assets” for purposes of the test described in clause (1) or securities of our TRSs: the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer;

(4) not more than 20% of the value of our total assets may be represented by securities of one or more TRSs; and

(5) not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

Securities for purposes of the asset tests may include debt securities that are not fully secured by a mortgage on real property (or treated as such). However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

We believe that our assets will comply with the above asset tests and that we can operate so that we can continue to comply with those tests. However, our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination and for which we will not obtain independent appraisals. For example, we may hold significant assets through a TRS or hold significant non-real estate assets (such as certain goodwill), and we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets (including changes in relative values as a result of fluctuations in foreign currency exchange rates). If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests. In such case we would be required to pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test and (y) the highest U.S. federal income tax rate then applicable to U.S. corporations.

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In addition, see the discussion of investments in loans and preferred equity above under “Income Tests” and the discussion below under “Investments in Loans and Preferred Equity” for a discussion of how such investments could impact our ability to meet the asset tests.

Sale-Leaseback Transactions

We may make investments in the form of sale-leaseback transactions. We intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the asset tests or the income tests described above and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described below for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. For purposes of the distribution requirements, any built-in gain (net of the applicable tax) we recognize during the applicable recognition period that existed on an asset at the time we acquired it from a C corporation in a carry-over basis transaction will be included in our REIT taxable income. See “—Requirements for Qualification—Tax on Built-in Gains of Former C Corporation Assets” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is generally not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in the REIT’s organizational documents. There is no de minimis exception with respect to preferential dividends. To avoid paying preferential dividends, we must treat every stockholder of the class of shares with respect to which we make a distribution the same as every other stockholder of that class, and we must not treat any class of shares other than according to its dividend rights as a class. Under certain technical rules governing deficiency dividends, we could lose our ability to cure an under-distribution in a year with a subsequent year deficiency dividend if we pay preferential dividends. Preferential dividends potentially include “dividend equivalent redemptions.” Accordingly, we intend to pay dividends pro rata within each class, and to abide by the rights and preferences of each class of our shares if there is more than one, and will seek to avoid dividend equivalent redemptions. (See “— Taxation of U.S. Stockholders — Redemptions of Common Stock” below for a discussion of when redemptions are dividend equivalent and measures we intend to take to avoid them.). If the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed either to (a) have distributed less than 100% of our REIT taxable income and be subject to tax on the undistributed portion, or (b) have distributed less than 90% of our REIT taxable income and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. We can provide no assurance that we will not be treated as inadvertently paying preferential dividends.

To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to U.S. federal income tax on these retained amounts at regular corporate tax rates.

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We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of dividends that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any dividends that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement and to distribute such greater amount as may be necessary to avoid U.S. federal income and excise taxes. It is possible, however, that, from time to time, we may not have sufficient cash or other liquid assets to fund required distributions as a result, for example, of differences in timing between our cash flow, the receipt of income for GAAP purposes and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves, payment of required debt service or amortization payments, or the need to make additional investments in qualifying real estate assets. The insufficiency of our cash flow to cover our distribution requirements could require us to (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, (3) distribute amounts that would otherwise be invested in future acquisitions or capital expenditures or used for the repayment of debt, (4) pay dividends in the form of taxable stock dividends or (5) use cash reserves, in order to comply with the REIT distribution requirements. Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief. If we fail to qualify as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax on our taxable income at regular corporate rates. Dividends to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, dividends to our stockholders will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 20%, and dividends received by our corporate U.S. stockholders may be eligible for a dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing REIT status for the four taxable years following a year during which qualification was lost.

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Tax on Built-in Gains of Former C Corporation Assets

If a REIT acquires an asset from a C corporation in a transaction in which the REIT’s basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation (e.g., a tax-free reorganization under Section 368(a) of the Code), the REIT may be subject to an entity-level tax upon a taxable disposition during a five-year period following the acquisition date. The amount of the tax is determined by applying the highest regular corporate tax rate, which is currently 21%, to the lesser of (i) the excess, if any, of the asset’s fair market value over the REIT’s basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as “built-in gain.” Assuming we elect to be taxed as a REIT for the taxable year ending December 31, 2019, we do not believe we have acquired and do not currently expect to acquire assets the disposition of which would be subject to the built-in gains tax but are not foreclosed from doing so in the future.

Prohibited Transactions

Net income derived from prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. We intend to continue to conduct our operations so that no asset that we own (or are treated as owning) will be treated as held as inventory or for sale to customers and that a sale of any such asset will not be treated as having been in the ordinary course of our business. However, part of our investment strategy is to purchase assets that provide an opportunity for gain through capital appreciation, and we may sell such assets if beneficial opportunities arise. Therefore, no assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that the safe-harbor provisions will apply. The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporation, although such income will be subject to U.S. federal income tax at regular corporate income tax rates. The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us (such as developing property for sale), or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

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Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction (1) made in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, (2) entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property that generates such income or gain), or (3) that hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (i) or (ii), and which complies with certain identification requirements, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Investments in Loans and Preferred Equity

Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time we committed to acquire the loan, which may be the case, for instance, if we acquire a “distressed” mortgage loan, including with a view to acquiring the collateral, a portion of the interest accrued during the year will not be qualifying income for purposes of the 75% gross income test applicable to REITs and a portion of such loan will not be a qualifying real estate asset. Furthermore, we may be required to retest modified loans that we hold to determine if the modified loan is adequately secured by real property as of the modification date. If the IRS were to assert successfully that any mortgage loans we hold were not properly secured by real estate or that the value of the real estate collateral (at the time of commitment or retesting) was otherwise less than the amount of the loan, we could, as mentioned, earn income that is not qualifying for the 75% income test and also be treated as holding a non-real estate investment in whole or part, which could result in our failure to qualify as a REIT. Notwithstanding the foregoing, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% income test if the combined fair market values of the personal and real property combined exceed the balance of the mortgage and the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a mortgage loan and therefore as a qualifying asset for purposes of the REIT asset tests. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying mortgage loans for REIT purposes.

In addition, we and our subsidiaries may invest in the preferred equity of an entity that directly or indirectly owns real property. If the issuer of the preferred equity is taxed as a partnership or an entity disregarded as separate from its owners for U.S. federal income tax purposes (aside from a qualified REIT subsidiary), we generally will be treated as owing an interest in the underlying real estate for REIT purposes. As a result, absent sufficient controls to ensure that the underlying real property is operated in compliance with the REIT rules, preferred equity investments may jeopardize our compliance with the REIT income and asset tests described above. In addition, the treatment of interest-like preferred returns in a partnership or disregarded entity (other than a qualified REIT subsidiary) also is not clear under the REIT rules and could be treated as non-qualifying income. More importantly, in many cases the status of debt-like preferred equity as debt or equity for tax purposes is unclear. The IRS could challenge our treatment of such preferred equity investment for purposes of applying the REIT income and asset tests and, if such a challenge were sustained, we could fail to continue to qualify as REIT. In addition, if the issuer of the preferred equity is a corporation for U.S. federal income tax purposes, such preferred equity generally will be a nonqualifying asset unless the issuer is a REIT, our own qualified REIT subsidiary, or TRS.

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Tax Aspects of Investments in Partnerships

General. We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we own a direct interest in the operating partnership, and the operating partnership, in turn, directly or indirectly owns our properties (generally through lower-tier partnerships and disregarded entities, but the operating partnership also may hold properties through lower-tier REITs or TRSs or other taxable corporations).

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by the operating partnership in a lower-tier property partnership.

A partnership (that is not a publicly traded partnership taxed as a corporation) is generally not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership or will be sufficient for us to make the distributions necessary for us to maintain our qualification as a REIT or avoid entity-level taxes. However, as the general partner of the operating partnership, we intend to cause the operating partnership to generally make distributions to us necessary for us to make distributions to our stockholders that will allow us to maintain our qualification as a REIT and to avoid entity-level taxes, but no assurance can be given that the operating partnership will be able to make such distributions.

Generally, an entity with two or more members formed as a partnership or non-corporate entity under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise or is treated as a corporation under special rules for “publicly traded partnerships.” Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the operating partnership will be treated as a partnership, if it has two or more partners and is not treated as a corporation under the publicly traded partnership rules, or a disregarded entity, if it is treated as having one partner. As a result, if the operating partnership becomes wholly owned by us, it will cease to be a partnership for U.S. federal income tax purposes and become a disregarded entity.

Domestic unincorporated entities with more than one owner may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

●	interests in the partnership are traded on an established securities market; or

●	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

A partnership whose interests are not traded on an established securities market will not be treated as a publicly traded partnership if it qualifies for certain safe harbors. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will comply with a “safe harbor” for partnerships with fewer than 100 partners to avoid being classified as a publicly traded partnership. However, no assurance can be given that the operating partnership or any other partnership in which we indirectly hold an interest will at all times satisfy such safe harbor. We reserve the right to not satisfy any safe harbor.

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If the operating partnership has greater than 100 partners for U.S. federal income tax purposes and did not meet any other safe harbor to avoid being treated as a publicly traded partnership, there is a risk that the right of a holder of operating partnership common units to redeem the units for cash (or common stock at our option) could cause operating partnership common units to be considered readily tradable on the substantial equivalent of a secondary market. If the operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted and will consist of “qualifying income” under Section 7704 of the Code. Qualifying income generally includes real property rents and other types of passive income. The income requirements applicable to REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences will cause the operating partnership to fail the 90% gross income test applicable to publicly traded partnerships. However, there is sparse guidance as to the proper interpretation of this 90% gross income test, and thus it is possible that differences will arise that prevent us from satisfying the 90% gross income test.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Income Taxation of Partnerships and their Partners. Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations if the allocations do not have “substantial economic effect” and are not otherwise consistent with the partners’ interests in the partnership. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Congress recently revised the rules applicable to federal income tax audits of partnerships (such as the operating partnership) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs (such as us), and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by us in the event of a federal income tax audit of the operating partnership or one of its subsidiary partnerships.

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U.S. Federal Income Tax Considerations for Holders of Our Stock

The following summary describes the material U.S. federal income tax considerations to you of purchasing, owning and disposing of our stock. This summary assumes you hold shares of our stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the U.S. federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

●	financial institutions, banks and thrifts;

●	insurance companies;

●	tax exempt entities (except to the extent discussed in “—Taxation of Tax-Exempt Holders of Our Stock”);

●	“S” corporations;

●	traders in securities that elect to mark to market;

●	partnerships, pass-through entities and persons holding our stock through a partnership or other pass-through entity;

●	individual holders subject to the alternative minimum tax;

●	regulated investment companies and REITs;

●	non-U.S. corporations or partnerships, and persons who are not residents or citizens of the United States;

●	broker-dealers or dealers in securities or currencies;

●	U.S. expatriates;

●	persons holding our stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

●	U.S. persons whose functional currency is not the U.S. dollar; or

●	persons who receive our stock through the exercise of employee stock options or otherwise as compensation.

If you are considering purchasing our stock, you should consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

When we use the term “U.S. holder,” we mean a holder of shares of our stock who, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia unless, in the case of a partnership, Treasury regulations provide otherwise;

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●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if (A) a court within the United States is able to exercise primary supervision over its administration, and one or more U.S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions, or (2) it has a valid election in place to be treated as a U.S. person.

If you hold shares of our stock and are not a U.S. holder, a partnership or an entity classified as a partnership for U.S. federal income tax purposes, you are a “non-U.S. holder.”

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of our stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of our stock are encouraged to consult their tax advisors.

Taxation of Taxable U.S. Holders of Our Stock

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations, nor, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each c lass of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long term capital gains which are to be included in our stockholders’ long term capital gains, based on the allocation of the capital gains amount which would have resulted if those undistributed long term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

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Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally would:

●	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

●	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;

●	receive a credit or refund for the amount of tax deemed paid by it;

●	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

●	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated by the IRS.

Net Operating Losses. Holders may not include in their individual income tax returns any of our net operating or capital losses. Instead these losses are generally carried over by us for potential offset against our future income.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. holder of our stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by our company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Stock. A U.S. holder that sells or disposes of shares of stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares of stock for tax purposes. Except as provided below, this gain or loss will be long-term capital gain or loss if the holder has held such stock for more than one year. However, if a U.S. holder recognizes loss upon the sale or other disposition of stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits as described above) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase generally will be treated as a sale or exchange if it:

(i)	is “substantially disproportionate” with respect to the U.S. stockholder;

(ii)	results in a “complete termination” of the U.S. stockholder’s stock interest in us; or

(iii)	is “not essentially equivalent to a dividend” with respect to the U.S. stockholder,

all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our capital stock, including the common stock and other equity interests in us, considered to be owned by the U.S. stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. stockholder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders are advised to consult their tax advisors to determine such tax treatment.

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If a redemption or repurchase of shares of our stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. A U.S. stockholder’s adjusted basis in the redeemed or repurchased shares of the stock for tax purposes generally will be transferred to its remaining shares of our stock, if any. If a U.S. stockholder owns no other shares of our capital stock, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. Proposed Treasury regulations issued in 2009, if enacted in their current form, would affect the basis recovery rules described above. It is not clear whether these proposed regulations will be enacted in their current form or at all. Prospective investors should consult their tax advisors regarding the federal income tax consequences of a redemption or repurchase of our stock.

If a redemption or repurchase of shares of our stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Our Stock.”

Foreign Accounts. Certain payments made to “foreign financial institutions” in respect of accounts of U.S. holders at such financial institutions may be subject to withholding at a rate of 30%. U.S. holders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our stock and the effective date of such provision. See “—Foreign Accounts.”

Information Reporting and Backup Withholding. We are required to report to our U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Holders of our Stock.”

Taxation of Tax-Exempt Holders of Our Stock

Dividend income from us and gain arising upon a sale of our shares of stock generally will not be unrelated business taxable income to a tax-exempt holder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on the transfer and ownership of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our common stock is publicly traded, we cannot guarantee that this will always be the case.

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Taxation of Non-U.S. Holders of Our Stock

The following discussion addresses the rules governing U.S. federal income taxation of the purchase, ownership and disposition of our stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership, and disposition of shares of our stock, including any reporting requirements.

Distributions Generally. Distributions that are neither attributable to gain from sales or exchanges by us of U.S. real property interests, or “ USRPIs,” nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (through a U.S. permanent establishment, where applicable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. If such a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions, and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

1) a lower treaty rate applies and the non-U.S. holder files with us an IRS Form W-8BEN (or Form W-8BEN-E, as applicable) evidencing eligibility for that reduced treaty rate; or

2) the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted basis of the holder’s stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted basis in such stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. Under FIRPTA (discussed below), we may be required to withhold 15% of the portion of any distribution that exceeds our current and accumulated earnings and profits. That being said, for withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of USRPIs. Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of USRPI, generally should not be subject to U.S. federal income taxation, unless:

1) the investment in our stock is treated as effectively connected with the non-U.S. holder’s U.S. trade or business (through a U.S. permanent establishment, where applicable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a non-U.S. corporation may also be subject to the 30% branch profits tax or such lower rate as may be specified by an applicable income tax treaty, as discussed above; or

2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

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Pursuant to the Foreign Investment in Real Property Tax Act of 1980, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPI, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to any applicable alternative minimum tax, and any non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax or such lower rate as may be specified by an applicable income tax treaty. We also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock which is “regularly traded” on an established securities market located in the U.S. is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded holders of our stock that meet certain record-keeping and other requirements (“qualified stockholders”) are exempt from FIRPTA, except to the extent owners of such qualified holders that are not also qualified holders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders of our stock should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained net capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability resulting from their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability, provided the non-U.S. holder furnishes required information to the IRS on a timely basis. If we designate any portion of our net capital gain as retained net capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Our Stock. Except as described below, gain recognized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our stock generally will not be subject to U.S. taxation unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. holders, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our stock is treated as effectively connected with the non-U.S. holder’s U.S. trade or business (through a U.S. permanent establishment, where applicable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax or such lower rate as may be specified by an applicable income tax treaty, or (b) the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains (reduced by certain capital losses). In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). The preceding sentence shall not apply to a non-U.S. holder if the non-U.S. holder did not own more than 5% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1) of the preceding sentence and the class of stock is “regularly traded,” as defined by applicable Treasury regulations.

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Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our stock, gain arising from the sale or other taxable disposition by a non-U.S. holder of such stock would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if:

1) such class of stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE American; and

2) such non-U.S. holder owned, actually and constructively, 10% or less of such class of stock throughout the shorter of the five-year period ending on the date of the sale or exchange or the non-U.S. holder’s holding period.

In addition, dispositions of our stock by qualified stockholders are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of our stock. An actual or deemed disposition of our stock by such stockholders may also be treated as a dividend. Furthermore, dispositions of our stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

If gain on the sale, exchange or other taxable disposition of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our stock were subject to taxation under FIRPTA, and if shares of the applicable class of our stock were not “regularly traded” on an established securities market, the purchaser of such stock would be required to withhold and remit to the IRS 15% of the purchase price.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. See “—Taxation of Taxable U.S. Holders of Our Stock—Redemption or Repurchase by Us.” If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Taxation of Non-U.S. Holders of Our Stock—Distributions Generally.” If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “—Taxation of Non-U.S. Holders of Our Stock—Sale of Our Stock.”

Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a holder of our stock may be subject to backup withholding with respect to distributions unless the holder:

●	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

●	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding generally may be claimed as a credit against the holder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status to us.

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Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption that occurs outside the U.S. by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. holder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Holders of our stock should consult their own tax advisers regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Tax Rates. The maximum tax rate for non-corporate taxpayers for long-term capital gains, including certain “capital gain dividends,” is generally 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate). Capital gain dividends will only be eligible for the rates described above to the extent they are properly designated by us as “capital gain dividends.” In general, dividends payable by a REIT that are not “capital gains dividends” are subject to tax at the tax rates applicable to ordinary income, the maximum rate of which for individuals is 37%. Dividends that a REIT properly designates as “qualified dividend income,” however, are subject to a maximum tax rate of 20% in the case of non-corporate taxpayers. In general, dividends payable by a REIT are only eligible to be taxed as qualified dividend income to the extent that the taxpayer satisfies certain holding requirements with respect to the REIT’s stock and the REIT’s dividends are attributable to dividends received by the REIT from certain taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). In addition, certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of stock. Prospective investors should consult their tax advisors regarding the tax rates applicable to them in light of their particular circumstances. For taxable years prior to 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective federal income tax rate for individuals on the receipt of such ordinary dividends to 29.6%.

Additional Withholding Tax on Payments Made to Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (including payments to U.S. holders who hold shares of our stock through such a foreign financial institution or non-U.S. entity). Specifically, a 30% withholding tax may be imposed on dividends on our stock, interest on our debt securities, or gross proceeds from the sale or other disposition of our stock or debt securities, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury under which it undertakes, among other things, to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

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Under the applicable Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our stock or interest on our debt securities, and will apply to payments of gross proceeds from the sale or other disposition of such stock or debt securities on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our capital stock or debt securities.

Possible Legislative or Other Actions Affecting Tax Consequences

Prospective stockholders should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations of these laws could adversely affect the tax consequences of your investment.

On December 22, 2017, H.R. 1, informally titled the Tax Cuts and Jobs Act (the “Tax Act”) was signed into law. The Tax Act makes major changes to the Code, including a number of provisions of the Code that may affect the taxation of REITs and the holders of their securities. The most significant of these provisions are described below. The individual and collective impact of these changes on REITs and their security holders is uncertain and may not become evident for some period of time. Prospective investors should consult their tax advisors regarding the implications of the Tax Act on their investment.

Revised Individual Tax Rates and Deductions

The Tax Act adjusted the tax brackets and reduced the top federal income tax rate for individuals from 39.6% to 37%. In addition, numerous deductions were eliminated or limited, including the deduction for state and local taxes being limited to $10,000 per year. These individual income tax changes are generally effective beginning in 2018, but without further legislation, they will sunset after 2025.

Pass-Through Business Income Tax Rate Lowered through Deduction

Under the Tax Act, individuals, trusts, and estates generally may deduct 20% of “qualified business income” (generally, domestic trade or business income other than certain investment items) of a partnership, S corporation, or sole proprietorship. In addition, “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income eligible for capital gain tax rates) and certain other income items are eligible for the deduction. The deduction, however, is subject to complex limitations to its availability. As with the other individual income tax changes, the provisions related to the deduction are effective beginning in 2018, but without further legislation, they will sunset after 2025.

Maximum Corporate Tax Rate Reduced Elimination of Corporate Alternative Minimum Tax

The Tax Act reduced the maximum corporate income tax rate from 35% to 21% and reduced the dividends received deduction for certain corporate subsidiaries. The Tax Act also permanently eliminated the corporate alternative minimum tax. These provisions are effective beginning in 2018.

Net Operating Loss Modifications

The Tax Act limited the net operating loss (“NOL”) deduction to 80% of taxable income (before the deduction). The Tax Act also generally eliminated NOL carrybacks for individuals and non-REIT corporations (NOL carrybacks did not apply to REITs under prior law) but allows indefinite NOL carryforwards. The new NOL rules apply beginning in 2018.

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Limitations on Interest Deductibility

The Tax Act limits the net interest expense deduction of a business to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. The Tax Act allows a real property trade or business to elect out of such limitation so long as it uses the alternative depreciation system which lengthens the depreciation recovery period with respect to certain property. The limitation with respect to the net interest expense deduction applies beginning in 2018.

Withholding Rate Reduced

The Tax Act reduced the highest rate of withholding with respect to distributions to non-U.S. holders that are treated as attributable to gains from the sale or exchange of U.S. real property interests from 35% to 21%. These provisions are effective beginning in 2018.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any federal tax other than the income tax. Prospective investors should consult their tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in

LEGAL MATTERS

Certain legal matters, including the validity of Shares offered hereby, have been passed upon for us by Winston & Strawn LLP.

EXPERTS

The balance sheet of American Hospitality Properties REIT II, Inc. as of April 13, 2023 , included in this offering circular have been audited by Turner, Stone & Company, L.L.P., independent auditors, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

American Hospitality Properties REIT II, Inc.

c/o Phoenix American Hospitality, LLC

14643 Dallas Parkway, Suite 970

Dallas, Texas 75254

www.phoenixamericanhospitality.com/investorkit/

(214) 750-2967

Within 120 days after the end of each fiscal year we will provide to our stockholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to our stockholders.

We also maintain a website at www.phoenixamericanhospitality.com/investorkit/, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular.

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Part F/S

FINANCIAL STATEMENTS

F-1

Your Vision Our Focus

Independent Auditor’s Report

Shareholder of

American Hospitality Properties REIT II, Inc.

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of American Hospitality Properties REIT II, Inc., which comprise the balance sheet as of April 13, 2023, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the period from March 10, 2023 to April 13, 2023, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of American Hospitality Properties REIT II, Inc. as of April 13, 2023, and the results of its operations and its cash flows for the period from March 10, 2023 to April 13, 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of American Hospitality Properties REIT II, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no operating history and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

F-2

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about American Hospitality Properties REIT II, Inc.’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of American Hospitality Properties REIT II, Inc.’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about American Hospitality Properties REIT II, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

May 12, 2023

F-3

AMERICAN HOSPITALITY PROPERTIES REIT II, INC.

Statement of Financial Position

April 13, 2023

2023
ASSETS	0
Cash	$10,000
Deferred offering costs	105,000
TOTAL ASSETS	$115,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities
Owed to Manager	$5,000
Accrued organization expense	105,000
Total Liabilities	$110,000

Stockholders’ equity (deficit)
Common stock (Common stock ($0.01 par value, 10,000,000 shares authorized, 1,000 shares issued and outstanding at April 13, 2023)	10
Additional paid-in capital	9,990
Accumulated deficit	(5,000)
Total stockholders’ equity (deficit)	5,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$115,000

F-4

AMERICAN HOSPITALITY PROPERTIES REIT II, INC.

Statement of Operations

For the period ended April 13, 2023

2023

Revenues	$-

Operating Expenses
Professional fees audit	5,000
Total operating expenses	5,000

Net Loss	$(5,000)

F-5

AMERICAN HOSPITALITY PROPERTIES REIT II, INC.

Statement of Changes in Stockholders’ Equity (Deficit)

For the period ended April 13, 2023

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity Deficit)
Balance at Inception	-	-	-	-	-

Common stock issued	1,000	10	9,990		10,000
Net loss				(5,000)	(5,000)

Balance at April 13, 2023	1,000	$10	$9,990	$(5,000)	$5,000

F-6

AMERICAN HOSPITALITY PROPERTIES REIT II, INC.

Statement of Cash Flow

For the period ended April 13, 2023

For the period from Inception through April 13, 2023
Cash flows from operating activities:
Net loss	$(5,000)
Adjustments to reconcile net loss to net cash provided used in operating activities
Change in other operating assets and liabilities:
Owed to Manager	5,000
Net cash provided by (used in) operating activities	-

Cash flows from investing activities:
Net cash provided by (used in) investing activities	-

Cash flows from financing activities:
Proceeds from common stock issued	10,000
Net cash provided by financing activities	10,000

Net increase in cash and cash held in escrow	10,000

Cash and cash held in escrow, beginning of period	-
Cash and cash held in escrow, end of period	$10,000

Supplemental disclosure of non-cash activities:
Offering costs	$100,000
Organization expenses	$5,000

F-7

AMERICAN HOSPITALITY PROPERTIES REIT II, Inc.

Notes to Financial Statements

As of April 13, 2023

1. ORGANIZATION

American Hospitality Properties REIT II, Inc. is a newly formed Delaware corporation (the “Company”), formed for the purpose of becoming the parent company of American Hospitality Properties, Inc. (“Old AHP REIT”) pursuant to a corporate reorganization (the “Reorganization”). Following the consummation of the Reorganization, Old AHP REIT will be a wholly owned subsidiary of the Company, and Old AHP REIT will continue its existing business strategy of investing in premium branded hotels in the United States. Substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, AHP REIT OP, LP, a Delaware limited partnership (the “Operating Partnership”), either directly or through its subsidiaries, and Old AHP REIT will be the sole general partner of our Operating Partnership.

The Company was incorporated on March 10, 2023 (“Inception”) and commenced operations on April 13, 2023.

The Company is currently managed by Phoenix American Hospitality, LLC, (the “Manager” and a related party). The Manager expects to operate the Company for approximately five years, and no more than ten years. The Company is in the process of offering shares of stock in a Regulation A Offering Circular (the “Offering”), pending approval by the Securities and Exchange Commission.

2. SIGNFICANT ACCOUNTING POLICIES

a)	Basis of Presentation

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b)	Going Concern

The accompanying consolidated financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern, which is dependent upon the Company’s ability to obtain sufficient financing or establish itself as a profitable business. From inception to April 13, 2023,, the Company had minimal operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to operations include raising additional capital through sales of equity as may be necessary to pursue such business plans and sustain operations. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations. The consolidated financial statements do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

c)	Cash and Cash Held in Escrow

Cash is currently maintained at a major financial institution in the United States. Deposits with these financial institutions may exceed the amount of insurance provided on such deposits; however, the Company regularly monitors the financial stability of the financial institutions and believes that the Company is not exposed to any significant credit risk.

Future investments in the Company are temporarily held in escrow at Chase Bank, NA (“Chase”). Investors wishing to purchase shares in the Company submit the appropriate paperwork to the Transfer Agent and their investment funds to Chase. These funds are not accessible to the Company or any creditors of the Company until they have been released from the escrow account and delivered to the Company account. Chase holds these funds in escrow until the Transfer Agent has verified that all paperwork is in order and the Company has accepted the investment(s), at which time the funds are delivered to the Company account.

F-8

AMERICAN HOSPITALITY PROPERTIES REIT II, Inc.

Notes to Financial Statements

As of April 13, 2023

d)	Prospective Ventures

The Company accounts for costs incurred in the pursuit of real estate investment opportunities in accordance with FASB ASC 970-340-25-4A. Significant preacquisition costs are capitalized and presented separately on the balance sheets. When the property is acquired, the preacquisition costs are reclassified and included in the cost of the property. If it becomes probable that the real estate will not be acquired, the capitalized preacquisition costs are then charged to expense except to the extent that they are recoverable upon closing or from the sale of the options, plans, blueprints, etc. The Company had no capitalized preacquisition costs in prospective ventures at April 13, 2023.

e)	Organization Costs

Organization costs include costs to establish the Company and enable it legally to do business, including incorporation fees, legal services pertaining to the organization and incorporation of the business, drafting of bylaws, and audit fees related to the initial registration and seed capital audit. Organization costs will be charged to expense as they are incurred.

f)	Offering Costs

Offering costs include the legal, accounting, printing, mailing and filing fees, charges of the Company’s escrow holder and transfer agent, the reimbursement of bona fide due diligence expenses of broker dealers and commissions of selling broker dealers. These offering costs have been offset against proceeds received from the Offering in the statement of changes in stockholders’ equity (deficit).

Offering costs also include various charges of the Manager and other marketing related expenses. These offering costs will be charged to expense as incurred in the future.

g)	Income Taxes

The Company intends to elect to be taxed as a REIT under the Code and intends to operate as such. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its shareholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

The Company follows FASB ASC 740, “Income Taxes,” when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

F-9

AMERICAN HOSPITALITY PROPERTIES REIT II, Inc.

Notes to Financial Statements

As of April 13, 2023

The computation of the annual estimated effective tax rate at each period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

h)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, and contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates used by the Company.

3. Related Party Transactions

On April 13, 2023, the Manager purchased one thousand (1000) shares of the Companies stock for ten thousand dollars ($10,000). All costs and expenses related to the Company’s securities offering have been paid by the Company’s parent.

As indicated in Note 1, the operations of the Company are administered by the Manager. The following is a summary of fees that will be paid to the Manager, or an affiliate, pursuant to the Offering circular. In the cases of partial ownership through a joint venture entity, the percentage of such fees that will be attributable to the Company will be equal to the Company’s percentage ownership interest in the joint venture entity associated with a specific Property. See the Offering circular for further details.

Acquisition Fees

The Manager or an affiliate will be entitled to receive an acquisition fee in an amount up to 1.5% of the gross purchase price of each Property, including any debt attributable to such Property and any significant capital expenditures budgeted as of the date of acquisition (the “Acquisition Fee”).

Asset Management Fees

The Manager shall be entitled to receive a quarterly asset management fee in an amount up to 1% of gross revenues from the Properties (the “Asset Management Fee”).

Construction Management Fees

The Manager or an affiliate shall be entitled to receive a construction management fee in an amount up to 2% of the value of any construction or repair project at the Property (the “Construction Management Fee”).

Financing Fee

The Manager or an affiliate will be entitled to receive a financing fee in an amount up to 1% of the amount of any financing or refinancing obtained by the Company, or an affiliate, with respect to the Property. In the event a third-party loan broker is used, such third-party loan broker’s fee will be paid separately by the Company; provided, however, that the sum of the financing fee and any amount paid by the Company to a third-party loan broker will not exceed 1% of the financing obtained (the “Financing Fee”).

F-10

AMERICAN HOSPITALITY PROPERTIES REIT II, Inc.

Notes to Financial Statements

As of April 13, 2023

Disposition Fee

The Manager will be entitled to receive a disposition fee in an amount up to 1% of the gross sales price of each Property in connection with any sale, exchange or other disposition of the applicable Property. Any broker fee in an amount up to 1% of the gross sales price of the Property due a third-party broker in connection with any sale, exchange or disposition of a Property will be paid by the Manager out of its disposition fee (the “Disposition Fee”).

Hotel Management Fees

The daily hotel operations of the Properties will be managed by PAH Management, LLC, a Delaware entity (the “Hotel Manager”), a related party to the Manager. This entity consists of ownership that includes parties that own portions of Phoenix American Hospitality, LLC. The management will be defined by an individual management agreement between each Property and PAH Management, LLC. The Hotel Manager will be entitled to receive a percentage of the total hotel operation revenues, which will be paid monthly in arears (the “Hotel Management Fees”).

4. Manager Commitment

The Manager has invested an initial $10,000 in connection the formation of the Company and has previously invested $250,000 in Old AHP REIT.

5. Distributions of Cash Flow from Operations

Once the Company begins to pay dividends, they expect to declare and pay them on a quarterly basis, or less frequently as determined by the Manager, in arrears. Any dividends paid will be based on, among other factors, the present and projected future cash flow.

Once applicable, the REIT distribution requirements generally require that the company make aggregate annual dividend payments to the stockholders of at least 90% of the REIT taxable income, computed without regard to the dividends paid deduction and excluding net capital gain.

The Company did not have positive earnings or accumulated earnings for the period ended April 13, 2023.

6. Income Taxes

The Company will file corporate income tax returns in the United States (federal) and in the state of Texas. The Company is subject to federal, state and local income tax examinations by tax authorities through inception.

7. Subsequent Events

The Company has evaluated subsequent events through May 12, 2023, the date the financial statements were issued, and noted no items requiring adjustment of the financial statements or additional disclosures.

F-11

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 18, 2023.

AMERICAN HOSPITALITY PROPERTIES REIT II, INC.

By:	/s/ W. L. “Perch” Nelson

Name:	W. L. “Perch” Nelson

Title:	Chief Executive Officer

This offering statement has been signed by the following person in the capacities and on the dates indicated.

(Signature)	/s/ W. L. “Perch” Nelson

(Title)	Chief Executive Officer (Principal Executive Officer)

(Date)	May 18, 2023

(Signature)	/s/ Jay Anderson

(Title)	Executive Vice President/Controller
(Principal Financial Officer and Principal Accounting Officer)

(Date)	May 18, 2023

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PART III- EXHIBITS

Exhibit Number	Description
2.1*	Certificate of Incorporation
2.2*	Bylaws
4.1*	Form of Subscription Package
6.1*	Management Agreement, dated as of May __, 2023, by and between American Hospitality Properties REIT II, Inc. and Phoenix American Hospitality, LLC.
11.1*	Consent of Winston & Strawn LLP (included in Exhibit 12.1)
11.2*	Consent of Turner, Stone & Company, L.L.P..
12.1*	Opinion of Winston & Strawn LLP as to the legality of the securities be qualified

*	To be filed by amendment

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